Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

by and among

TOWER HOLDINGS, INC.,

LINEAGE THERAPEUTICS INC.,

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.,
ROUNDTABLE HEALTHCARE INVESTORS II, L.P.,
AND THE OTHER STOCKHOLDERS, OPTIONHOLDERS AND

WARRANTHOLDERS PARTY HERETO,
as Sellers,

IMPAX LABORATORIES, INC.,
as Buyer,

ROUNDTABLE HEALTHCARE MANAGEMENT II, LLC,

(solely with respect to Section 8.3)

and

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.,
as the Stockholder Representative

Dated as of October 8, 2014

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(continued)

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(continued)

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(continued)

EXHIBITS
Exhibit A	Sellers and Percentage Interests
Exhibit B	Accounting Methodologies
Exhibit C	Form of Escrow Agreement
Exhibit D	Working Capital Illustration

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of October 8, 2014 (this “Agreement”), is by and among (a) TOWER HOLDINGS, INC., a Delaware corporation (“Tower”), (b) LINEAGE THERAPEUTICS INC., a Delaware corporation (“Lineage” and, together with Tower, the “Companies”), (c) ROUNDTABLE HEALTHCARE PARTNERS II, L.P., a Delaware limited partnership (“RT Partners”), in its capacity as a Seller and as the Stockholder Representative (in each case as defined below), ROUNDTABLE HEALTHCARE INVESTORS II, L.P., a Delaware limited partnership (“RT Investors”), the other stockholders of Tower set forth on Exhibit A hereto (together with RT Partners and RT Investors, the “Tower Stockholders”), the other stockholders of Lineage set forth on Exhibit A hereto (together with RT Partners and RT Investors, the “Lineage Stockholders” and, the Lineage Stockholders together with the Tower Stockholders, the “Stockholders”), (d) the Optionholders (as defined below), (e) the Warrantholders (as defined below) (collectively, the Stockholders, the Optionholders and the Warrantholders, the “Sellers”), (f) RoundTable Healthcare Management II, LLC, a Delaware limited liability company (solely with respect to Section 8.3) (the “GP”), and (g) Impax Laboratories, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, (a) the Tower Stockholders are the owners of all of the issued and outstanding shares of common stock of Tower (the “Tower Shares”), (b) the Lineage Stockholders are the owners of all of the issued and outstanding shares of common stock of Lineage (the “Lineage Shares” and, together with the Tower Shares, the “Shares”) and (c) Amedra (as defined below) is the owner of all the issued and outstanding shares of Series A Preferred Stock of Lineage (the “Lineage Preferred Shares”);

WHEREAS, the (a) Tower Optionholders hold all of the outstanding Tower Options and (b) Lineage Optionholders hold all of the outstanding Lineage Options;

WHEREAS, the (a) Tower Warrantholders hold all of the outstanding Tower Warrants and (b) Lineage Warrantholders hold all of the outstanding Lineage Warrants;

WHEREAS, the Stockholders desire to sell to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Tower Optionholders, the Lineage Optionholders, the Tower Warrantholders and the Lineage Warrantholders desire to have the Tower Options, Lineage Options, Tower Warrants and Lineage Warrants, respectively, cancelled in exchange for the consideration to be paid by Buyer, all on the terms and subject to the conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers and Buyer as follows:

Article I

DEFINITIONS

Section 1.1     Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Principles” means: (a) the accounting principles, policies, procedures and methodologies set forth on Exhibit B hereto; (b) to the extent not inconsistent with clause (a), the accounting principles, policies, procedures, methodologies, categorizations, assets recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) adopted in the preparation of the Audited Financial Statements at and for the year ended December 31, 2013; and (c) to the extent not otherwise addressed in clause (a) or (b), GAAP.

“Acquired Companies” means, collectively, the Companies and the Tower Subsidiaries.

“Acquired Confidential Information” has the meaning specified in Section 13.1.

“Adjustment Escrow” means an amount in cash equal to $15,000,000.00, together with any interest or other earnings thereon, which amounts shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to Buyer pursuant to Section 2.4.

“Advisors” has the meaning specified in Section 7.8(c).

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Percentage Interests” means, with respect to each Seller, that percentage set forth next to such Seller’s name on Exhibit A hereto, which, for the avoidance of doubt, shall set forth such Seller’s percentage of the Purchase Price.

“Agreement” has the meaning specified in the Preamble.

“Alternative Debt Commitment Letter” has the meaning specified in Section 7.8(b).

“Alternative Debt Financing” has the meaning specified in Section 7.8(b).

“Amedra” means Amedra Pharmaceuticals LLC, a Delaware limited liability company and wholly owned Subsidiary of Tower.

“Arbitrator” means a nationally recognized certified public accounting firm as shall be mutually agreed upon by Buyer and the Stockholder Representative, which firm shall not be rendering (and during the two-year period preceding the date of this Agreement shall not have rendered) services to Buyer, the Acquired Companies, the Stockholder Representative or any of their respective Affiliates.

“Assets” has the meaning specified in Section 5.18.

“Audited Financial Statements” has the meaning specified in Section 5.4.

“Available Financing” has the meaning specified in Section 7.8(c).

“Balance Sheet Date” has the meaning specified in Section 5.4.

“Base Purchase Price” has the meaning specified in Section 2.2(a).

“Burdensome Condition” has the meaning specified in Section 7.3(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by applicable Requirements of Law to close.

“Buyer” has the meaning specified in the Preamble.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith, including the Escrow Agreement.

“Buyer Group Member” means Buyer and its Affiliates, directors, officers and employees and their respective successors and assigns.

“Buyer Indemnified Parties” has the meaning specified in Section 11.1(a).

“Buyer Tax Group” has the meaning specified in Section 8.1(a)(vi).

“Cap” means $65,000,000.00.

“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ unrestricted and freely accessible (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds and (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution; provided, for the avoidance of doubt, that (a) Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts, and (b) Cash and Cash Equivalents shall include checks and drafts received by the Acquired Companies but not yet deposited, as well as amounts credited as available funds to the accounts of the Acquired Companies by the applicable bank(s).

“Certificate of Analysis and Conformity” means the certificate for each batch of Product delivered with such Product and listing the tests performed, the specifications for the manufacture of such Product, and the test results and certifying the test results, and that such batch of Product was manufactured in accordance with applicable Requirements of Laws and production standard operating procedures.

“Claim Notice” has the meaning specified in Section 11.3(a).

“cGCP” means current good clinical practices as stated in applicable Requirements of Law, including Directive 2001/20/EC, Directive 2005/28/EC, and 21 C.F.R. Parts 50, 56 and 312 et seq., each as amended from time to time and all FDA and ICH guidelines related thereto, including the ICH Guidance for Industry, Good Clinical Practices: Consolidated Guidance.

“cGLP” means current good laboratory practices as stated in applicable Requirements of Law, including Directive 2004/10/EC and 21 C.F.R. Part 58 et seq., each as amended from time to time and all FDA and Council of the Organization for Economic Cooperation and Development guidelines related thereto.

“cGMP” means current good manufacturing practices as defined in the U.S. Code of Federal Regulations, 21 CFR Part 210 et seq., the European Union Guidelines to Good Manufacturing Practices for Medicinal Products for Human and Veterinary Use (Vol. IV Rules Governing Medicinal Products in the European Union 2004), and any successor regulatory schemes, as well as any corresponding requirements in other regulatory jurisdictions.

“Clients” has the meaning specified in Section 13.17(a).

“Closing” means the consummation of the transfer of the Shares from the applicable Sellers to Buyer and the cancellation of Options and Warrants agreed to by the applicable Sellers, in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).

“Closing Date Cash” has the meaning specified in Section 2.2(a)(vi).

“Closing Date Debt” has the meaning specified in Section 2.2(a)(iv).

“Closing Date Transaction Expenses” has the meaning specified in Section 2.2(a)(v).

“Closing Date Working Capital” has the meaning specified in Section 2.3(b).

“Closing Payment” has the meaning specified in Section 3.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” has the meaning specified in the Preamble.

“Company Group” has the meaning specified in Section 8.1(a)(i).

“Company Intellectual Property” means any and all Intellectual Property (i) owned or purported to be owned by any of the Acquired Companies, in whole or in part, or (ii) exclusively licensed to any of the Acquired Companies.

“Compliant” means, with respect to the Required Information, without giving effect to any supplements or updates, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in such Required Information, in the light of the circumstances under which they were made, not misleading.

“Confidentiality Agreement” means the letter agreement, dated as of May 19, 2014, by and between Buyer and RoundTable Healthcare Management II, L.L.C.

“Consideration Allocation Schedule” means, as delivered and updated by the Stockholder Representative in accordance with the terms of this Agreement, a schedule, in a form reasonably acceptable to Buyer, setting forth an exact description of the amounts payable in respect of the transactions contemplated by this Agreement to the Sellers, including: (a) the name of each Seller, (b) the amount of Equity Interests held by each Seller as of the date of the delivery or update of the Consideration Allocation Schedule, as applicable, together with a detailed breakdown of (i) the number of Shares held by each Seller and (ii) as applicable, the date of grant, term, number of Warrants or number of Shares subject to the Options as of the date of the delivery or update of the Consideration Allocation Schedule, the exercise price or reference price of Warrants, and, in the case of an Option, the portion, if any, of such Options that is unvested as of the date of the delivery or update of the Consideration Allocation Schedule, and the option plan under which such Option was granted, and (c) each Seller’s Aggregate Percentage Interest payable to all Sellers pursuant to the upcoming payment to the Sellers by Buyer pursuant to which such initial delivery or update is made calculated in accordance with this Agreement, and wire instructions for transfer of funds for each such Seller.

“Contracts” means, with respect to any Person, all contracts, guaranties, leases, subleases, licenses, sublicenses, commitments, purchase orders (other than purchase orders in the ordinary course of business), credit agreements, debentures, notes, bonds, mortgages, deeds of trusts, indentures, permits, concessions, franchises and other instruments, arrangements, commitments, licenses, understandings or undertakings that are legally binding on such Person whether written or oral, including all amendments, supplements, exhibits and schedules thereto and excluding any Plans.

“Copyrights” means published and unpublished works of authorship, whether copyrightable or not, copyrights in and to the foregoing, and registrations and applications therefor, including extensions, renewals and restorations thereof.

“CorePharma” means CorePharma, L.L.C., a New Jersey limited liability company and a wholly owned subsidiary of Mountain.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of March 28, 2014, by and among CorePharma, Amedra, the other credit parties signatory thereto, the lenders referred to therein, General Electric Capital Corporation, as administrative agent, and GE Capital Markets, Inc., as lead arranger.

“Data Site” means Sellers’ “Project Furyk” online data site hosted by Intralinks, Inc.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, by and among the Buyer and the Debt Financing Sources, including all exhibits and annexes thereto, as amended, supplemented or replaced in compliance with this Agreement, and each such fee letter and engagement letter, pursuant to which the Debt Financing Sources have agreed, subject only to the conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the transactions contemplated in this Agreement.

“Debt Financing” means the debt financing in the amounts set forth in the Debt Commitment Letter for the purpose of funding the transactions contemplated by this Agreement, subject only to the conditions set forth in the Debt Commitment Letter.

“Debt Financing Documents” has the meaning specified in Section 7.8(a).

“Debt Financing Sources” means the Persons (other than Buyer or any of its Subsidiaries or controlling persons) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing in connection with the transactions contemplated hereby, including (x) the parties named in the Debt Commitment Letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns) and (y) the Persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter (and their respective successors and permitted assigns) together with, in each case, their Affiliates, officers, directors, employees, advisors, consultants and other representatives.

“Deductible” means $5,000,000.00.

“Dispute Notice” has the meaning specified in Section 2.3(b).

“DOJ” means the U.S. Department of Justice.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, encumbrance, mortgage, pledge, easement, community property interest, equitable interest, option, deed of trust, encroachment, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting or transfer or any other restrictions of a similar kind.

“End Date” means (a) March 30, 2015 or (b) such later date to which Buyer and the Stockholder Representative may mutually agree in writing.

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, exposure to, or Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.

“Environmental Matter” means any matter relating to (a) the Release or threatened Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any Indebtedness, securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any such capital stock or other ownership, membership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Acquired Company as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means The PrivateBank and Trust Company.

“Escrow Agreement” means an escrow agreement to be entered into at the Closing by and among the Stockholder Representative, Buyer and the Escrow Agent in substantially the form set forth as Exhibit C hereto.

“Escrow Funds” means the Adjustment Escrow and the Indemnity Escrow Fund, which amounts shall be deposited with and held in segregated accounts by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to Buyer pursuant to Section 2.4 and the indemnification obligations of Sellers pursuant to Article XI respectively.

“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Debt” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.2(b).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.2(b).

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Expenses” means any and all reasonable out-of-pocket fees, costs and expenses sustained or incurred in connection with defending or asserting any Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, costs of investigation or settlement, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Expense Reserve” has the meaning specified in Section 12.5.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” has the meaning specified in Section 5.7.

“Financial Statements” has the meaning specified in Section 5.4.

“Foreign Corrupt Practices Act” has the meaning specified in Section 5.12(k).

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations and Warranties” means (i) the representations and warranties of the Sellers set forth in Section 4.1 (Organization, Power and Standing of Sellers; Authority of Sellers), Section 4.2 (Title to Shares), and Section 4.4 (No Brokers), and (ii) the representations and warranties of each of the Companies set forth in Section 5.1 (Organization; Capital Structure of the Acquired Companies; Power and Authority) (other than the second and third sentences of Section 5.1(a)), Section 5.2 (Tower Subsidiaries and Investments) and Section 5.24 (No Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means an authorization, consent, approval issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Body.

“Governmental Body” means any federal, state, local, foreign or international government or political subdivision thereof, or any court, administrative body, agency or commission or other legislative, executive, judicial, governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction.

“Governmental Permits” has the meaning specified in Section 5.7.

“GP” has the meaning specified in the Preamble.

“Hazardous Material” means any contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in or for which liability or standards of conduct are imposed under, Environmental Laws.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Included Product” has the meaning specified in Section 7.3(d).

“Indebtedness” means, with respect to the Acquired Companies as of any date, without duplication, all (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) indebtedness for the deferred purchase price of goods, property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, in each case, to the extent reflected in the calculation of Working Capital), (c) indebtedness evidenced by notes, bonds or debentures of the Acquired Companies, (d) obligations under leases (or other arrangement conveying the right to use) real property or personal property, or a combination thereof, which indebtedness has been or should be, in accordance with GAAP as in effect on the date hereof, recorded as capital leases, (e) obligations with respect to hedging, swaps or similar arrangements, (f) obligations in respect of any negative cash or overdraft balances, (g) obligations for amounts drawn down under letters of credit, banker’s acceptance or similar facilities, and (h) obligations with respect to any indebtedness described in clauses (a) through (g) above, that any Acquired Company has guaranteed or that is otherwise any Acquired Company’s legal liability, and including in clauses (a) through (g) above any and all obligations in respect of principal, accrued interest, penalties, fees, costs and premiums (including any penalties, fees, costs and premiums incurred with prepaying or redeeming any such Liabilities and any related hedging arrangements).

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnitor” has the meaning specified in Section 11.3(a).

“Indemnity Escrow” means an amount in cash equal to $65,000,000.00, together with any interest or other earnings thereon, which amounts shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to Buyer pursuant to the indemnification obligations of Sellers pursuant to Article XI.

“Initial Press Release” has the meaning specified in Section 13.2.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks, Trade Secrets, and all other intellectual property and proprietary rights similar or equivalent to any of the foregoing.

“Intellectual Property Contract” has the meaning specified in Section 5.13(d).

“Interim Financial Statements” has the meaning specified in Section 5.4.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:K, and the regulations promulgated thereunder in effect as of the date hereof.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge of Buyer” means, as to a particular matter, the knowledge of any one or more of Frederick Wilkinson, Bryan Reasons, Mark Schlossberg, Brandon Smith, Dr. Carole Ben-Maimon, Michael Nestor and/or Jeff Nornhold, following due inquiry.

“Knowledge of Sellers” means, as to a particular matter, the knowledge of any one or more of Christopher Worrell, Eric Pomerantz, David Risk, Christopher Zuccarelli, James Mastakas, Grace Breen, Kimberly Ernst, Vishal Gupta, Andrew Schaschl and/or Stephen White, following due inquiry.

“Lease Agreements” has the meaning specified in Section 5.8(a).

“Leased Real Property” has the meaning specified in Section 5.8(a).

“Liability” means, with respect to any Person, any liability, debt, obligation, loss, damage, cost, expense or other charge (including reasonable costs of investigation and defense and attorneys’ fees, costs and expenses) of such Person of any kind, character or description, whether deriving from Contract, common law, statute or otherwise, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by GAAP to be accrued on the financial statements of such Person.

“Lineage” has the meaning specified in the Preamble.

“Lineage Optionholders” means the holders of Lineage Options set forth on Exhibit A hereto.

“Lineage Options” means options to purchase Lineage Shares granted under the Lineage Therapeutics Inc. 2013 Stock Option Plan.

“Lineage Percentage Interests” means, with respect to each Lineage Seller, that percentage set forth next to such Lineage Seller’s name on Exhibit A hereto, which, for the avoidance of doubt, shall set forth such Lineage Seller’s percentage of ownership of the aggregated issued and outstanding Lineage Shares as of the Closing, on a fully diluted basis as if (a) all Lineage Options that are then exercisable had been exercised on a “cashless” basis and (b) all Lineage Warrants had been exercised.

“Lineage Preferred Shares” has the meaning specified in the Recitals.

“Lineage Sellers” means the Lineage Stockholders, the Lineage Optionholders and the Lineage Warrantholders.

“Lineage Shares” has the meaning specified in the Recitals.

“Lineage Stockholders” has the meaning specified in the Preamble.

“Lineage Warrantholders” means the holders of Lineage Warrants set forth on Exhibit A hereto.

“Lineage Warrants” means all warrants issued by Lineage to acquire Lineage Shares.

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, interests, damages, assessments, expenses, deficiencies, charges or liabilities; provided, that Losses shall not include (a) punitive, exemplary, incidental, special or damages of any kind (in each such case, other than those paid to a third Person pursuant to a judgment or settlement of a Third Person Claim) or (b) consequential damages of any kind (including diminution in value) unless such consequential damages were reasonably foreseeable at the time of the breach.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Marketing Documentation” has the meaning specified in Section 7.8(c).

“Marketing Period” means the first period of ten (10) consecutive Business Days commencing on or after November 17, 2014, throughout which and on the first and last day of which Buyer shall have the Required Information and such Required Information is Compliant; provided that, (a) November 28, 2014 shall not constitute a Business Day for the purposes of the Marketing Period, (b) the Marketing Period shall have either ended on or prior to December 19, 2014 or, if the Marketing Period has not ended on or prior to December 19, 2014, then the Marketing Period shall commence no earlier than January 5, 2015, and (c) the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such ten (10) consecutive Business Day period, (i) the Companies’ independent registered accounting firm shall have withdrawn, qualified or modified its audit opinion with respect to any financial  statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a subsequent unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Companies’ independent registered accounting firm or another independent registered accounting firm acceptable to Buyer or (ii) the Companies indicate their intent to restate any financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required  Information has been amended or the Companies have announced that they have concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new ten (10) consecutive Business Day period shall commence upon Buyer receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met.

“Material Adverse Effect” means any event, change, circumstance, development, or occurrence that, together with any other events, changes, circumstances, developments, or occurrences, (i) prevents, materially delays or materially impedes or would reasonably be expected to prevent, materially delay or materially impede, individually or in the aggregate, the performance by any of the Sellers or the Companies of their respective obligations under this Agreement, any Seller Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby if such non-performance would result in the failure to satisfy the conditions to Closing in Section 9.3(b), or (ii) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Acquired Companies, taken as a whole, but with respect to (ii) above, shall exclude any event, change, circumstance, development or occurrence to the extent (but only to the extent) resulting or arising from: (a) any change in any Requirements of Law or GAAP or interpretation or enforcement thereof, in each case, after the date of this Agreement; (b) any change in interest rates or general economic conditions in the industries or markets in which the Acquired Companies operate or conditions affecting the financial, securities or banking markets (including any disruption thereof, any change in interest or exchange rates or any decline in the price of any security or any market index) of the United States of America or foreign economies in general; (c) any change that is generally applicable to the industries or markets in which the Acquired Companies operate after the date of this Agreement; (d) the entry into, announcement or performance of this Agreement and/or the consummation of the transactions contemplated hereby, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel that are a proximate result of thereof (it being understood and agreed that the exception in this clause (d) shall not apply to any representation or warranty of the Sellers or the Companies if the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the entry into, announcement or performance of this Agreement and/or the consummation of the transactions contemplated hereby); (e) any action taken by (or at the request of) Buyer or any of its Affiliates; (f) any omission to act or action taken by Sellers or any Acquired Company which is required by this Agreement, excluding any requirement to operate in the ordinary course of business; (g) any national or international political or social conditions or escalation or worsening thereof, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America after the date of this Agreement; (h)  any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by the foregoing after the date of this Agreement; or (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period after the date of this Agreement; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; provided, however, that the determination of whether a Material Adverse Effect has occurred shall include any event, change, circumstance, development, condition, effect or occurrence referred to in clauses (a), (b), (c), (g) or (h) if such event, change, circumstance, development, condition, effect or occurrence has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies in the industries or markets in which the Acquired Companies operate.

“Material Contracts” has the meaning specified in Section 5.14.

“Mountain” means Mountain, LLC, a Delaware limited liability company and wholly owned Subsidiary of Tower.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Notice Period” has the meaning specified in Section 11.4(a).

“Optionholders” means the Tower Optionholders and the Lineage Optionholders.

“Options” means the Lineage Options and the Tower Options.

“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Registered Company IP” means all Registered Company IP owned or purported to be owned by any of the Acquired Companies, in whole or in part.

“Parachute Payment Waiver” has the meaning specified in Section 7.7(a).

“Patent Rights” means all United States and foreign patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs, including all continuations, continuations-in-part, divisions, reissues, extensions and reexaminations thereof.

“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable and for which appropriate reserves have been established in accordance with GAAP; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business or pursuant to the Requirements of Law for sums not yet due and payable; (c) other Encumbrances or imperfections on property which are not material in amount or do not detract from the value of or impair the existing use of the property affected by such Encumbrance or imperfection in any material respect; (d) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (e) Encumbrances imposed by the Credit Agreement; (f) Encumbrances imposed by zoning laws, building codes and land use laws regulating the use or occupancy of any property that constitutes real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the Acquired Companies’ business as conducted thereon as of the date hereof; and (g) Encumbrances not created by the Acquired Companies that affect the underlying fee interest of any Leased Real Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Property Agreements” has the meaning specified in Section 5.9.

“Personally Identifiable Information” means any information that alone or in combination with other information held by any of the Acquired Companies can be used to specifically identify an individual person and any individually identifiable health information.

“PHSA” has the meaning specified in Section 5.7.

“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, or (c) any other benefit or compensation plan, policy, program, agreement, contract or arrangement (whether written or unwritten) that is maintained or contributed to, or with respect to which any liability (whether contingent or otherwise) is borne, by any Acquired Company, other than the programs of medical care or retirement benefits provided under the Social Security Act, as amended (including Medicare and Social Security).

“Preliminary Cash Determination” has the meaning specified in Section 2.3(a).

“Preliminary Closing Date Debt Determination” has the meaning specified in Section 2.3(a).

“Preliminary Closing Date Transaction Expenses Determination” has the meaning specified in Section 2.3(a).

“Preliminary Closing Statement” has the meaning specified in Section 2.3(a).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.3(a).

“Proceeding” means any claim, demand, charge, complaint, action, suit, litigation, cause of action, arbitration, proceeding, hearing, audit or investigation, whether in contract, tort or otherwise, whether at law or in equity and whether civil, criminal, investigative, judicial or administrative, of any Person or Governmental Body.

“Products” means any pharmaceutical product under development, pending or approved, manufactured, marketed, distributed, sold, licensed or introduced into commerce by any of the Acquired Companies that are set forth on Schedule 1.1.

“Prohibited Contract” has the meaning specified in Section 7.4(b)(viii).

“Promissory Notes” means any promissory note and pledge agreement evidencing Indebtedness of a holder of Tower Shares payable to Tower, which Indebtedness was incurred by such holder in connection with the acquisition of Tower Shares.

“Promissory Note Amount” means, with respect to each Promissory Note, the principal amount and accrued and unpaid interest thereon owing under such Promissory Note as of the Closing Date.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Receiving Party” has the meaning specified in Section 13.1.

“Refinancing Indebtedness Letters” has the meaning specified in Section 7.9.

“Registered Company IP” has the meaning specified in Section 5.10(a).

“Related Party Contract” has the meaning specified in Section 5.23.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Relevant Matters” has the meaning specified in Section 13.5.

“Remedial Action” means actions required by any Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (c) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

“Required Information” means (a) audited combined balance sheets of the Acquired Companies as at the end of, and related statements of income and cash flows of the Acquired Companies for, the three most recently completed fiscal years ended at least 90 days prior to the date hereof (provided that the parties hereto acknowledge and agree that the Required Information in this clause (a) has been provided in Schedule 5.4 and no further financial statements are required pursuant to this clause (a)) and (b) an unaudited combined balance sheet of the Acquired Companies as at the end of, and related statements of income and cash flows of the Acquired Companies for each subsequent fiscal quarter of the Acquired Companies subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes), in each case, prepared in accordance with GAAP; provided, that, for the avoidance of doubt, financial statements for the period ended December 31, 2014 shall not be required.

“Requirements of Law” means any federal, state, or local or foreign laws, statutes, regulations, rules, codes, ordinances directive, agency requirement, license, injunction, judgment, decree, order, writ, stipulation, award or other legally enforceable requirement enacted, issued, adopted, promulgated, enforced or entered by any Governmental Body and any requirements of stock exchanges or similar regulatory bodies.

“Retained Confidential Information” has the meaning specified in Section 13.1.

“RT Investors” has the meaning specified in the Preamble.

“RT Partners” has the meaning specified in the Preamble.

“Schedules” means the schedules delivered by Sellers to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by a Seller (including, for the avoidance of doubt, the Stockholder Representative) or an Affiliate of such Seller pursuant to this Agreement, including the Escrow Agreement.

“Seller Group Member” means each Seller and its respective Affiliates, directors, officers, employees, representatives and their respective successors and assigns.

“Seller Related Parties” has the meaning specified in Section 13.15.

“Sellers” has the meaning specified in the Preamble.

“Shares” has the meaning specified in the Recitals.

“Sidley” has the meaning specified in Section 13.17(a).

“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that “Software” does not include non-custom software that is available generally on a commercial basis from third Persons on standardized terms or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of non-custom hardware purchased by the Acquired Companies.

“Specified Matter” has the meaning specified in Schedule 11.1(b)(v).

“Specified Products” has the meaning specified in Schedule 11.1(b)(v).

“SSA” has the meaning specified in Section 5.12(j).

“Stockholder Representative” has the meaning specified in Section 12.1(a).

“Stockholders” has the meaning specified in the Preamble.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect, nominate or designate at least a majority of its board of directors or other governing body, (or, if there are no such voting interests, 50% or more of the Equity Interests of which is owned or controlled directly or indirectly by such first Person or by another Subsidiary of such first Person).

“Target Working Capital” means $36,000,000.00.

“Tax” means (a) any federal, state, local or foreign income, profits, franchise, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, escheat, unclaimed property, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (b) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, in addition to any tax or additional amount imposed by any taxing authority of any Governmental Body.

“Tax Attributes” means any deduction, credit, tax basis or other tax attribute or item that could reduce any Tax (and any carryback or carryforward thereof), including any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, credit for research activities, alternative minimum tax credit, charitable deduction, deduction for worthless stock or securities, separate return limitation loss, overall foreign loss or overall domestic loss.

“Tax Reduction” has the meaning specified in Section 8.1(a)(vi)(A).

“Tax Return” means any return, report or similar statement required or permitted to be filed with respect to any Tax (including any attached schedules), including any disclosure with respect to Taxes, information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Standard” has the meaning specified in Section 8.1(a)(vi).

“Third Person Claim” has the meaning specified in Section 11.4(a).

“Third Person Claim Notice” has the meaning specified in Section 11.4(a).

“Tower” has the meaning specified in the Preamble.

“Tower Dividend Payments” has the meaning specified in Section 8.7(b).

“Tower Optionholders” means the holders of Tower Options set forth on Exhibit A hereto.

“Tower Options” means options to purchase Tower Shares granted under the CorePharma Holdings, Inc. 2005 Stock Option Plan.

“Tower Percentage Interests” means, with respect to each Tower Seller, that percentage set forth next to such Tower Seller’s name on Exhibit A hereto, which, for the avoidance of doubt, shall set forth such Tower Seller’s percentage of ownership of the aggregated issued and outstanding Tower Shares as of the Closing, on a fully diluted basis as if (a) all Tower Options that are then exercisable had been exercised on a “cashless” basis and (b) all Tower Warrants had been exercised.

“Tower Sellers” means the Tower Stockholders, the Tower Optionholders and the Tower Warrantholders.

“Tower Shares” has the meaning specified in the Recitals.

“Tower Stockholders” has the meaning specified in the Preamble.

“Tower Subsidiaries” means (a) Mountain, (b) Amedra, (c) Trail Services, Inc., a Delaware corporation and wholly owned Subsidiary of Tower, and (d) CorePharma.

“Tower Warrantholders” means the holders of Tower Warrants set forth on Exhibit A hereto.

“Tower Warrants” means all warrants issued by Tower to acquire Tower Shares.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage by reason of being maintained in secret.

“Trademarks” means United States federal, state and foreign trademarks, service marks, brand names, certification marks, collective marks, assumed names, fictitious names, trade names, d/b/a’s, Internet domain names, logos, symbols, trade dress and other indicia of origin and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including all renewals of the same.

“Transaction Engagement” has the meaning specified in Section 13.17(a).

“Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the negotiation, execution and/or performance of this Agreement or the consummation of the transactions contemplated by this Agreement and not paid prior to the Closing, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any amounts owed with respect to directors and officers tail insurance required in connection with this Agreement; (c) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (d) any fees, costs and expenses or payments of any of the Acquired Companies related to any transaction bonus, phantom unit award, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of any of the Acquired Companies or any of their respective Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the payment of the Purchase Price to Sellers pursuant to this Agreement) and (e) the aggregate amount of Tower Dividend Payments; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).

“Transaction Tax Deductions” has the meaning specified in Section 8.1(a)(v).

“Warrantholders” means the Tower Warrantholders and the Lineage Warrantholders.

“Warrants” means the Tower Warrants and the Lineage Warrants.

“Working Capital” means (a) the consolidated current assets of the Acquired Companies (excluding Cash and Cash Equivalents, intercompany receivables, income tax receivable and deferred tax assets) minus (b) the consolidated current liabilities of the Acquired Companies (excluding Closing Date Debt, Closing Date Transaction Expenses, intercompany payables, income tax payable and deferred tax liabilities, in each case calculated in accordance with Exhibit D and the Accounting Principles.

Section 1.2    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

Article II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) the Tower Stockholders shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Tower Stockholders, free and clear of any Encumbrances (other than transfer restrictions under securities laws), the Tower Shares, and (b) the Lineage Stockholders shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Lineage Stockholders, free and clear of any Encumbrances (other than transfer restrictions under securities laws), the Lineage Shares.

Section 2.2	Purchase Price.

(a)     The purchase price (the “Purchase Price”) to be paid by Buyer to Sellers shall be equal to:

(i)     $700,000,000.00 in cash (the “Base Purchase Price”);

(ii)     plus the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital;

(iii)     minus the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital;

(iv)     minus an amount equal to the amount necessary to discharge in full the Indebtedness as of the Closing Date (the “Closing Date Debt”);

(v)     minus an amount equal to the Transaction Expenses, to the extent not paid prior to the Closing or included in Closing Date Working Capital (the “Closing Date Transaction Expenses”); and

(vi)     plus an amount equal to the Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Date Cash”);

provided, however, that no line item included in the calculation of any of Closing Date Working Capital, Closing Date Debt, Closing Date Transaction Expenses or Closing Date Cash shall be duplicative of any other line item included in such other calculations.

(b)     Not less than three Business Days prior to the Closing Date, the Stockholder Representative (on behalf of the Sellers) shall deliver to Buyer a certificate executed on behalf of the Companies by an officer of each Company, setting forth (i) a good faith estimate of the (A) Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Working Capital”), (B) Closing Date Cash (the “Estimated Closing Date Cash”), (C) Closing Date Debt (the “Estimated Closing Date Debt”), (D) Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (E) amount of each Promissory Note Amount, (ii) based on such estimates, the calculation of the Closing Payment pursuant to Section 3.2(a), all in reasonable detail prepared in accordance with the Accounting Principles and, with respect to the calculation of the Working Capital, in a manner consistent with the illustration set forth in Exhibit D, which sets forth the Closing Date Working Capital as if the Closing occurred on the Balance Sheet Date and (iii) the Consideration Allocation Schedule (which shall be calculated based upon the estimated Closing Payment pursuant to this Section 2.2(b) and Section 3.2(a)). The Sellers and the Companies shall give due consideration to any modifications, revisions or comments Buyer may have with respect to such estimates and amounts (including any calculations contained therein) set forth in clauses (i), (ii) and (iii) in the immediately preceding sentence. Any revisions that the Seller or the Companies make to the estimates and amounts set forth in clauses (i), (ii) and (iii) of the first sentence of this paragraph shall be delivered to the Buyer on the Business Day immediately prior to the Closing Date, and each of such revised versions shall then be deemed to be the applicable estimates for the calculation of the Closing Payment pursuant to Section 3.2(a). Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer or any of its Affiliates, (x) Buyer shall be entitled to rely on the Consideration Allocation Schedule in making payment or disbursement to any Person (including any Seller) pursuant to this Agreement and (y) in no event shall Buyer or any of its Affiliates have any Liability to any Person (including the Stockholder Representative and each Seller) for payment or disbursement by any Person (including Buyer and its Affiliates and representatives) in accordance with the Consideration Allocation Schedule.

Section 2.3	Purchase Price Adjustments.

(a)     As promptly as practicable (but not later than ninety (90) days following the Closing Date), Buyer shall deliver to the Stockholder Representative Buyer’s calculation in reasonable detail of the (i) Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Working Capital Determination”), (ii) Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Cash Determination”), (iii) Closing Date Debt (the “Preliminary Closing Date Debt Determination”) and (iv) Closing Date Transaction Expenses (the “Preliminary Closing Date Transaction Expenses Determination” and, together with the Preliminary Working Capital Determination, the Preliminary Cash Determination and the Preliminary Closing Date Debt Determination, the “Preliminary Closing Statement”); provided, however, that until such time as the calculation of the amounts shown on the Closing Date Working Capital, Closing Date Cash, Closing Date Debt and Closing Date Transaction Expenses determinations are final and binding on the parties pursuant to this Section 2.3, the Stockholder Representative and its accountants (at the Stockholder Representative’s expense) shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to the Stockholder Representative’s entrance into a customary confidentiality and hold harmless agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow the Stockholder Representative and its accountants to become informed concerning all matters relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.

(b)     Following receipt of the Preliminary Closing Statement, if the Stockholder Representative has any objections to such document as prepared by Buyer, the Stockholder Representative shall deliver written notice to Buyer of such dispute within forty-five (45) days after the date of such receipt thereof (the “Dispute Notice”). In the event that the Stockholder Representative does not deliver a Dispute Notice within such 45-day period, the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Closing Date Debt Determination and Preliminary Closing Date Transaction Expenses Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt” and “Closing Date Transaction Expenses,” respectively, for purposes of this Agreement. In the event such Dispute Notice is delivered, the Stockholder Representative and Buyer shall negotiate in good faith to resolve such dispute; provided that any item set forth or reflected on any of the Preliminary Closing Statements that is not identified as being an item of disagreement in the Dispute Notice shall become final and binding upon the parties from and after the delivery of the Dispute Notice. If Buyer and the Stockholder Representative, notwithstanding such good faith efforts, fail to resolve such dispute within thirty (30) days after delivery of the Dispute Notice, then Buyer shall engage the Arbitrator to conduct a special review of the Stockholder Representative’s objections to the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Closing Date Debt Determination and/or Preliminary Closing Date Transaction Expenses Determination, as the case may be, as promptly as reasonably practicable (such review to be completed no later than thirty (30) days after the Arbitrator is requested to conduct such special review), which review shall be performed consistent with the Accounting Principles and Exhibit D. Upon completion of such review, the Arbitrator shall deliver written notice to the Stockholder Representative and Buyer setting forth the Arbitrator’s resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.3. The Arbitrator’s role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement. In resolving such objections, the Arbitrator shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement, and the decision of the Arbitrator shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein or (ii) whether the item objected to contains a mathematical or clerical error. The parties agree that the Arbitrator may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Closing Date Debt Determination and Preliminary Closing Date Transaction Expenses Determination as agreed by Buyer and the Stockholder Representative or as determined by the Arbitrator, as the case may be, shall be final and binding as the “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Debt,” and “Closing Date Transaction Expenses,” respectively, for purposes of this Agreement.

(c)     The parties hereto shall make available to the Arbitrator (if applicable), such books, records and other information (including work papers) that the Arbitrator may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Arbitrator hereunder shall be paid by Buyer, on the one hand, and the Stockholder Representative (on behalf of Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party.

Section 2.4    Purchase Price Adjustment Payments. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Debt and Closing Date Transaction Expenses pursuant to Section 2.3, the parties shall take the following actions, as applicable:

(a)     Working Capital Adjustment.

(i)     If the Closing Date Working Capital (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Working Capital, then the Buyer shall pay to each Seller an amount of such excess in accordance with each Seller’s Aggregate Percentage Interest; and

(ii)     if the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.3), then Buyer shall be paid an amount equal to the amount of such excess from the Adjustment Escrow;

provided, however, for the avoidance of doubt, that if the Closing Date Working Capital (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Working Capital, no payments shall be made by the parties pursuant to this Section 2.4(a).

(b)     Cash Adjustment.

(i)     If the Closing Date Cash (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Cash, then the Buyer shall pay to each Seller an amount of such excess in accordance with each Seller’s Aggregate Percentage Interest; and

(ii)     if the Estimated Closing Date Cash exceeds the Closing Date Cash (as finally determined pursuant to Section 2.3), then the Buyer shall be paid an amount equal to the amount of such excess from the Adjustment Escrow;

provided, however, for the avoidance of doubt, that if the Closing Date Cash (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Cash, no payments shall be made by the parties pursuant to this Section 2.4(b).

(c)     Debt Adjustment.

(i)     If the Estimated Closing Date Debt exceeds the Closing Date Debt (as finally determined pursuant to Section 2.3), then the Buyer shall pay to each Seller an amount of such excess in accordance with each Seller’s Aggregate Percentage Interest; and

(ii)     if the Closing Date Debt (as finally determined pursuant to Section 2.3) exceeds the Estimated Closing Date Debt, then the Buyer shall be paid an amount equal to the amount of such excess from the Adjustment Escrow;

provided, however, for the avoidance of doubt, that if the Closing Date Debt (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Debt, no payments shall be made by the parties pursuant to this Section 2.4(c).

(d)     Transaction Expenses Adjustment.

(i)     If the Estimated Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) exceeds the Closing Date Transaction Expenses, then the Buyer shall pay to each Seller an amount of such excess in accordance with each Seller’s Aggregate Percentage Interest; and

(ii)     if the Closing Date Transaction Expenses exceeds the Estimated Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3), then the Buyer shall be paid an amount equal to the amount of such excess from the Adjustment Escrow;

provided, however, for the avoidance of doubt, that if the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.3) is equal to the Estimated Closing Date Transaction Expenses, no payments shall be made by the parties pursuant to this Section 2.4(d).

(e)     Netting and Payment.

(i)     If the aggregate amount by which the Buyer is required to make payments to the Sellers pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i) and 2.4(d)(i) is greater than the aggregate amount by which the Buyer is entitled to receive from the Adjustment Escrow pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(ii) and 2.4(d)(ii), then the Stockholder Representative shall provide the Buyer with the Consideration Allocation Schedule and, within five (5) Business Days upon receipt of such schedule (A), Buyer shall pay to Sellers in accordance with their Aggregate Percentage Interests provided in such Consideration Allocation Schedule by wire transfer of immediately available funds a dollar amount equal to the amount of such aggregate excess and (B) Buyer and the Stockholder Representative shall cause the Escrow Agent to release to the Sellers in accordance with the Consideration Allocation Schedule the full amount of the Adjustment Escrow; and

(ii)     if the aggregate amount by which the Buyer is required to make payments to the Sellers pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i) and 2.4(d)(i) is less than the aggregate amount by which the Buyer is entitled to receive from the Adjustment Escrow pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(ii) and 2.4(d)(ii), then (A) such aggregate deficit shall be paid by wire transfer(s) of immediately available funds to Buyer from the Adjustment Escrow (and if the Adjustment Escrow is insufficient to pay the aggregate deficit, the remainder shall be paid from the Indemnity Escrow) and (B) if after such payment to Buyer there are any funds remaining in the Adjustment Escrow, Buyer and the Stockholder Representative shall cause the Escrow Agent to release such funds to the Sellers in accordance with the Consideration Allocation Schedule;

provided, however, for the avoidance of doubt, if the aggregate amount by which the Buyer is required to make payments to the Sellers pursuant to Sections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i) and 2.4(d)(i) is equal to the aggregate amount by which the Buyer is entitled to receive from the Adjustment Escrow pursuant to Sections 2.4(a)(ii), 2.4(b)(ii), 2.4(c)(ii) and 2.4(d)(ii), no payments shall be made by the parties pursuant to this Section 2.4(e); provided, further, that notwithstanding anything to the contrary contained in the Escrow Agreement, any payment to be made pursuant to (e) above shall be made, together with interest thereon, from the Closing Date through the date on which such payment is paid. Buyer and the Stockholder Representative shall cooperate to take action required under the Escrow Agreement to give effect to the payments required to be made by Section 2.4(e)(i) or Section 2.4(e)(ii).

Section 2.5    Options. Immediately prior to the Closing, (a) Tower shall take such action as is necessary to cause all unvested Tower Options outstanding immediately prior to the Closing to become fully vested, and (b) Lineage shall take such action as is necessary to cause all unvested Lineage Options outstanding immediately prior to the Closing to become fully vested. Each Tower Option or Lineage Option that is vested, unexercised and outstanding immediately prior to the Closing shall be cancelled and converted into the right to receive, as shall be reflected in each Optionholder’s Aggregate Percentage Interest set forth on Exhibit A, an amount of the Closing Payment that is equal to the amount such Optionholder would receive (on a per Option basis) if such Tower Option or Lineage Option was a Tower Share or Lineage Share, as the case may be, minus the applicable exercise price of such Tower Option or Lineage Option; provided, however, that any Option with respect to which the amount the applicable holder of such Option would receive (on a per Option basis) if such Option was a Share is less than the applicable exercise price of such Option shall be cancelled and the applicable holder of such Option shall receive no payment therefor. All payments made pursuant to this Section 2.5 shall be subject to applicable withholding for Taxes.

Section 2.6    Warrants. Immediately prior to the Closing, each of Tower and Lineage shall take such action as is necessary to cause all Tower Warrants and Lineage Warrants outstanding, whether or not vested or exercisable, immediately prior to the Closing to be cancelled. As shall be reflected in each Warrantholder’s Aggregate Percentage Interest set forth on Exhibit A, each Warrantholder shall receive at the Closing, in respect of each Tower Warrant or Lineage Warrant held thereby at such time, an amount of the Closing Payment that is equal to the amount such Warrantholder would receive (on a per Warrant basis) if such Tower Warrant or Lineage Warrant was a Tower Share or Lineage Share, as the case may be, minus the applicable exercise price of such Warrant.

Article III

CLOSING

Section 3.1    Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article IX is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other date, time and place (including remotely via the exchange of executed documents and other deliverables) as shall be agreed upon by Buyer and Sellers. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article IX (not including conditions which are to be satisfied by actions taken at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during or before the expiration of the Marketing Period as may be specified by Buyer on no fewer than three (3) Business Days’ prior written notice to the Sellers and (b) three (3) Business Days after the final day of the Marketing Period, unless another date is agreed to in writing by the parties hereto. The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”

Section 3.2	Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a)     Buyer shall pay to the Stockholders, the Optionholders (subject, in the case of the Optionholders, to Section 2.5) and the Warrantholders (subject, in the case of the Warrantholders, to Section 2.6) in accordance with their Aggregate Percentage Interests an aggregate amount (without deduction or withholding other than pursuant to Section 2.5) equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which Estimated Closing Date Working Capital exceeds Target Working Capital or minus (iii) the amount, if any, by which Target Working Capital exceeds Estimated Closing Date Working Capital, minus (iv) the Estimated Closing Date Debt, minus (v) the Estimated Closing Date Transaction Expenses, plus (vi) the Estimated Closing Date Cash, minus (vii) the Escrow Funds and minus (viii) the Expense Reserve (the “Closing Payment”), by wire transfer of immediately available funds to the bank account or accounts specified by Sellers in the Consideration Allocation Schedule delivered by the Stockholder Representative; provided, however, that, (x) with respect to each Optionholder who is an employee of an Acquired Company, Buyer shall pay such amount to the applicable Acquired Company on behalf of each such Optionholder, and shall cause such Acquired Company, promptly following the Closing, to pay such amount to each such Optionholder and (y) each Stockholder directs Buyer to pay to Tower a portion of such Stockholder’s portion of the Closing Payment equal to the Promissory Note Amount attributable to such Stockholder’s Promissory Note to effect the repayment of such Promissory Note;

(b)     Buyer shall (on behalf of the Acquired Companies) repay in full the Estimated Closing Date Debt to the extent set forth in the Refinancing Indebtedness Letters delivered by Sellers pursuant to Section 3.4(g) and Section 7.9, by wire transfer of immediately available funds to the bank account or accounts specified in such Refinancing Indebtedness Letters by the holders of such Indebtedness in writing at least two (2) Business Days prior to the Closing Date;

(c)     Buyer shall deposit with the Escrow Agent the Escrow Funds, pursuant to the Escrow Agreement, by wire transfer of immediately available funds to the bank account specified therein;

(d)     Buyer shall deposit with the Stockholder Representative the Expense Reserve, by wire transfer of immediately available funds to the bank account specified by the Stockholder Representative in writing at least two (2) Business Days prior to the Closing Date; and

(e)     Buyer shall pay by wire transfer of immediately available funds to the bank account or accounts specified by the Stockholder Representative in writing at least two (2) Business Days prior to the Closing Date, an amount sufficient to pay in full each Estimated Closing Date Transaction Expense.

Section 3.3    Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to the Stockholder Representative (on behalf of the Sellers) all of the following:

(a)     a copy of Buyer’s certificate of incorporation, as amended or restated, certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)     a certificate of good standing of Buyer issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)     a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholder Representative (on behalf of the Sellers), as to no amendments to the Organizational Documents of Buyer since the date of the certificate delivered to the Stockholder Representative (on behalf of the Sellers) pursuant to Section 3.3(a);

(d)     the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby;

(e)     a copy of each of the Buyer Ancillary Agreements, duly executed by Buyer; and

(f)     the certificate contemplated by Section 9.2(c), duly executed by an authorized officer of Buyer.

Section 3.4    Sellers’ Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, the Stockholder Representative (on behalf of the Sellers) shall deliver to Buyer all of the following:

(a)     a copy of the certificate of incorporation of each Company, as amended or restated, certified within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(b)     a certificate of good standing of each Company issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c)     a certificate of the secretary or an assistant secretary of each of the Companies and, to the extent available, each Seller that is not a natural person, in each case dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to no amendments to the Organizational Documents of such Company or such Seller since the date of the certificate of such Company or such Seller delivered to Buyer pursuant to Section 3.4(a);

(d)      the resolutions of the board of directors of each Company and each Seller that is not a natural person (to the extent available), and for a Seller that does not have a board of directors, the resolutions of similar governing body of such Seller (to the extent available), authorizing the execution and performance of any Seller Ancillary Agreement to which such Company or such Seller is a party and the transactions contemplated hereby and thereby;

(e)     the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of each Acquired Company;

(f)     the certificates representing the Shares (to the extent such Shares are certificated), duly endorsed to Buyer or accompanied by duly executed stock powers (or equivalent document), in form and substance reasonably satisfactory to Buyer, in proper form for transfer to Buyer and certificates representing any certificated equity securities issued by each Subsidiary of the Company;

(g)     a Refinancing Indebtedness Letter from each Person or Persons to whom any Closing Date Debt is owed and shall be paid at the Closing;

(h)     a copy of each of the Seller Ancillary Agreements, duly executed by the applicable Sellers;

(i)     the certificate contemplated by Section 9.3(d), duly executed by an authorized officer of each of the Companies;

(j)     a statement in form and substance satisfactory to Buyer of each Company certifying under penalties of perjury that such Company is not, and has not been during the shorter of the periods specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code;

(k)     the Consideration Allocation Schedule in accordance with Section 2.2(b); and

(l)     information regarding the Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent such information is requested by Buyer at least five (5) Business Days prior to the Closing Date.

Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally (and not jointly and severally) represents and warrants to Buyer as follows:

Section 4.1    Organization, Power and Standing of Sellers; Authority of Sellers. Each Seller that is not a natural person is (i) duly organized, validly existing and in good standing under the laws of its formation and (ii) duly qualified or licensed to conduct its business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except, in the case of clauses (i) and (ii), where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to perform its obligations under this Agreement and each Seller Ancillary Agreement to which it is a party. Such Seller has the requisite power and authority (and, in the case of each Seller who is a natural person, capacity) to execute, deliver and perform its obligations under this Agreement and each of the Seller Ancillary Agreements to which it is a party. This Agreement has been duly authorized, executed and delivered by such Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and each of the Seller Ancillary Agreements to which such Seller is a party has been duly authorized by such Seller and, upon execution and delivery by such Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles. Each Seller has prior to the date hereof obtained all requisite approvals, consents and authorizations by its members, managers, directors and holders of its Equity Interests in connection with the execution or delivery of this Agreement and the Seller Ancillary Agreements by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, and no other vote, approval or consent of such Person or any other Person is required in connection with execution and delivery of this Agreement and the Seller Ancillary Agreements by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 4.2	Title to Shares.

(a)     Such Stockholder is the sole record and beneficial owner of the certificates for the number of Shares indicated opposite such Stockholder’s name on Schedule 4.2(a), free and clear of all Encumbrances other than transfer restrictions under securities laws. Such Optionholder is the sole record and beneficial owner of the number of Options indicated opposite such Optionholder’s name on Schedule 4.2(a), free and clear of all Encumbrances (except for Encumbrances to the extent imposed by the applicable option plan). Such Warrantholder is the sole record and beneficial owner of the number of Warrants indicated opposite such Warrantholder’s name on Schedule 4.2(a), free and clear of all Encumbrances other than transfer restrictions under securities laws. The delivery to Buyer of such Seller’s Shares pursuant to this Agreement will transfer and convey marketable title thereto to Buyer, free and clear of all Encumbrances other than transfer restrictions under securities laws.

(b)     Except for this Agreement and the Credit Agreement, or as set forth in Schedule 4.2(b), there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.

Section 4.3    Conflicts. None of the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party, the consummation by such Seller of any of the transactions contemplated hereby or thereby, or the compliance by such Seller with, or fulfillment by such Seller of, the terms, conditions and provisions hereof or thereof will:

(a)     assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination, suspension or cancellation or a loss of rights or benefits under, or result in the creation or imposition of any Encumbrance upon any of such Seller’s Shares, Options and Warrants, or require the consent of any third party under, (i) the Organizational Documents of such Seller, (ii) any Contract to which such Seller is a party, (iii) any Order to which such Seller or such Seller’s Affiliates is a party or by which such Seller or such Seller’s Affiliates, or Equity Interests of the Acquired Companies, including the Shares, Options and Warrants held by such Seller, are bound or (iv) any Requirements of Law affecting such Seller, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby; or

(b)     require the approval, consent, authorization or act of, the notice to or the making by such Seller of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required by ISRA as described in Section 7.3(e); (iii) such filings as may be required in connection with the Taxes described in Section 8.1 and (iv) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

Section 4.4    No Brokers. Except for the services of Credit Suisse Securities (USA) LLC, such Seller or any Person acting on such Seller’s behalf has not incurred any obligation or Liability, contingent or otherwise, to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

Section 4.5     Legal Proceedings. There is no Proceeding pending or, to the Knowledge of Sellers, threatened against such Seller or any of its Affiliates, which (i) would reasonably be expected to prevent or delay, or result in a material adverse effect on, such Seller’s ability to perform its obligations under this Agreement and the Seller Ancillary Agreements or consummate the transactions contemplated hereby and thereby or (ii) seeks an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

Section 4.6     Compliance with Requirements of Laws and Orders. Each Seller is not in violation of, or breach of, any term or provision of any Requirements of Laws or Order applicable to such Seller or its assets, the effect of which, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of such Seller to perform its obligations under this Agreement and the Seller Ancillary Agreement or consummate the transactions contemplated hereby and thereby.

Section 4.7    No Other Representations. Except for the representations and warranties contained in this Article IV and Article V, such Seller, or any other Person acting on behalf of such Seller, makes no representation or warranty, express or implied, regarding such Seller or any other Seller.

Article V

REPRESENTATIONS AND WARRANTIES
CONCERNING THE ACQUIRED COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of Tower (with respect to Tower and the Tower Subsidiaries) and Lineage (with respect to Lineage) jointly and severally represents and warrants to Buyer as follows:

Section 5.1	Organization; Capital Structure of the Acquired Companies; Power and Authority.

(a)     Such Company has been duly incorporated and is validly existing under the laws of the State of Delaware. Such Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Such Company has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on such Company’s business in the manner that it was conducted immediately prior to the date of this Agreement.

(b)     (i) The Tower Stockholders are the record owners of all of the issued and outstanding Tower Shares, (ii) the Lineage Stockholders are the record owners of all of the issued and outstanding Lineage Shares, (iii) Amedra is the record owner of all the issued and outstanding Lineage Preferred Shares, (iv) Tower Optionholders hold all of the outstanding Tower Options, (v) Lineage Optionholders hold all of the outstanding Lineage Options, (vi) Tower Warrantholders hold all of the outstanding Tower Warrants and (vii) Lineage Warrantholders hold all of the outstanding Lineage Warrants. Other than as set forth in this Section 5.1(b), there are no other holders of any Equity Interest in the Acquired Companies, and the Acquired Companies do not have any such Equity Interests reserved for issuance or issued or have any obligation to issue or grant any Equity Interests. The Sellers have made available to Buyer correct and complete copies of (I) any Contract evidencing Tower Warrants, (II) each form of award agreement or similar Contract for each Tower Option and (III) any other stock option and other award agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply.

(c)     As of the date hereof, the entire authorized capital stock of Tower consists of 15,000 shares of common stock, par value $0.001 per share, of which (i) 10,354 Tower Shares are issued and outstanding and are held of record and beneficially owned by the Tower Stockholders, in accordance with their Tower Percentage Interests, free and clear of all Encumbrances (except for Permitted Encumbrances), (ii) 151 Tower Shares are subject to outstanding Tower Options, and (iii) 211.222 Tower Shares are subject to outstanding Tower Warrants. Except for the Tower Shares, the Tower Options and the Tower Warrants, there are no shares of capital stock or other Equity Interests of Tower issued, reserved for issuance or outstanding. All of the outstanding Tower Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free of any Encumbrances, (iii) are, other than with respect to Tower Shares subject to Tower Options or Tower Warrants, not subject to, nor have they been issued in violation of, any option, including purchase options and call options, right of first refusal, rights to purchase, preemptive right, subscription right, commitments or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of Tower or any Contract to which any Tower Seller or Tower is a party or by which it is or its assets are bound and (iv) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws, and all requirements set forth in any applicable Contracts governing the issuance of such Tower Shares.

(d)     As of the date hereof, the authorized capital stock of Lineage consists of (i) 15,000 shares of common stock, par value $0.001 per share, of which (x) 10,373 Lineage Shares are issued and outstanding and are held of record and beneficially owned by the Lineage Stockholders, in accordance with their Lineage Percentage Interests, free and clear of all Encumbrances (except for Permitted Encumbrances), (y) 151 Lineage Shares are subject to outstanding Lineage Options, and (z) 211.609 Lineage Shares are subject to outstanding Lineage Warrants, and (ii) 100 shares of Series A preferred stock, par value $0.01 per share, of which 100 Lineage Preferred Shares are issued and outstanding and are held of record and beneficially owned by Amedra, free and clear of all Encumbrances (except for Permitted Encumbrances).  Except for the Lineage Shares, the Lineage Preferred Shares, the Lineage Options and the Lineage Warrants, there are no shares of capital stock or other Equity Interests of Lineage issued, reserved for issuance or outstanding. All of the outstanding Lineage Shares and Lineage Preferred Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free of any Encumbrances, (iii) are, other than with respect to Lineage Shares subject to Lineage Options or Lineage Warrants, not subject to, nor have they been issued in violation of, any option, including purchase options and call options, right of first refusal, right to purchase, preemptive right, subscription right, commitments or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of Lineage or any Contract to which any Lineage Seller or Lineage is a party or by which it is or its assets bound and (iv) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws, and all requirements set forth in any applicable Contracts governing the issuance of such Lineage Shares.

(e)     Except for this Agreement and as set forth in Schedule 5.1(e), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate such Company to repurchase, redeem, acquire, issue or sell any Equity Interests of such Company and no securities, interests or obligations evidencing such rights are authorized, issued or outstanding. Immediately prior to the Closing, there will be no right of any kind that obligates such Company to issue or sell any Equity Interests of such Company. Lineage does not hold, directly or indirectly, any Equity Interest in any Person. The Sellers have made available to Buyer correct and complete copies of (I) any Contract evidencing Lineage Warrants, (II) each form of award agreement or similar Contract for each Lineage Option and (III) any other stock option and other award agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Sellers have made available to Buyer true, correct and complete copies of the Organizational Documents, each as in effect on the date hereof, of each of the Companies.

(f)     No Equity Interests of the Acquired Companies are reserved for issuance and, as of the Closing Date, there will be no dividends or distributions with respect to any Equity Interests of the Acquired Companies that have been declared but not paid.

(g)     None of the Acquired Companies is a party to any agreement restricting the transfer or the dividend rights of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any Equity Interests of any of the Acquired Companies.

(h)     Immediately after giving effect to the purchase and sale of the Shares contemplated by Section 2.1, Buyer (or in the case of the Lineage Preferred Shares, Amedra) will directly own 100% of the outstanding Equity Interests of the Companies and Tower will directly or indirectly own 100% of the outstanding Equity Interests of the Tower Subsidiaries, in each case free and clear of all Encumbrances (other than transfer restrictions under securities laws or as the result of any actions taken by or on behalf of Buyer, including in connection with any Debt Financing) and not subject to any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Buyer or any other Person to issue or sell any Equity Interests or Indebtedness of the Companies or the Tower Subsidiaries (including, in each case, any voting, economic or other rights attaching thereto), in each case other than as the result of any actions taken by or on behalf of Buyer, including in connection with any Debt Financing.

Section 5.2	Tower Subsidiaries and Investments.

(a)     Other than the Tower Subsidiaries, Tower does not hold, directly or indirectly, any other Subsidiaries. Each of the Tower Subsidiaries has been duly organized or incorporated and is validly existing under the laws of its respective jurisdiction of organization, which jurisdiction is set forth in Schedule 5.2(a). Each of the Tower Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Each of the Tower Subsidiaries has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on such Tower Subsidiary’s business in the manner that it was conducted immediately prior to the date of this Agreement.

(b)     All of the outstanding capital stock or other Equity Interests or securities of each Tower Subsidiary are owned of record and beneficially by Tower or another Tower Subsidiary, free and clear of all Encumbrances. All of the outstanding capital stock or other Equity Interests or securities of each Tower Subsidiary is duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances (other than transfer restrictions under securities laws) and not subject to or issued in violation of any option, including purchase options and call options, right of first refusal, right to purchase, preemptive right, subscription right, commitments or any similar right under any applicable Requirement of Law, the Organizational Documents of any Tower Subsidiary or any Contract to which any Tower Subsidiary is a party or by which it is bound, and has been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws. The Tower Sellers have supplied Buyer with true, correct and complete copies of the Organizational Documents, each as in effect on the date hereof, of each Tower Subsidiary.

(c)     Except for this Agreement and as set forth in Schedule 5.2(c), with respect to each Tower Subsidiary, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any such Tower Subsidiary to repurchase, redeem, acquire, issue or sell any Equity Interests of any such Tower Subsidiary and no securities, interests or obligations evidencing such rights are authorized, issued or outstanding. Immediately prior to the Closing, there will be no right of any kind that obligates any Tower Subsidiary to issue or sell any Equity Interests of such Tower Subsidiary.

(d)     None of the Tower Subsidiaries owns or has the right to acquire, directly or indirectly, any outstanding capital stock of, or other Equity Interests in, any Person other than the Tower Subsidiaries.

Section 5.3    Conflicts. Except as set forth in Schedule 5.3, none of the execution and delivery by the Companies of this Agreement or any of the Seller Ancillary Agreements to which any such Company is a party, the consummation by the Companies of any of the transactions contemplated hereby or thereby, or the compliance by the Companies with, or fulfillment by any of the Companies of, the terms, conditions and provisions hereof or thereof will:

(a)     assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.3(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination, suspension or cancellation or a loss of rights or benefits under, or result in the creation or imposition of any Encumbrance upon any of the Shares of such Company, any of the outstanding Equity Interests and other securities of any Tower Subsidiary or any of the assets of any of the Acquired Companies, under (i) the Organizational Documents of any of the Acquired Companies, (ii) any Contract (including any Intellectual Property Contract), (iii) any Order to which any of the Acquired Companies is a party or by which any of the Acquired Companies or their respective assets is bound or (iv) any Requirements of Law affecting the Acquired Companies, other than, in the case of clauses (ii), (iii) and (iv) of the foregoing, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby; or

(b)     require the approval, consent, authorization or act of, the notice to or the making by any of the Acquired Companies of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required by ISRA as described in Section 7.3(e); (iii) such filings as may be required in connection with the Taxes described in Section 8.1 and (iii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

Section 5.4	Financial Statements.

(a)     Schedule 5.4 contains copies of the audited combined balance sheets of the Acquired Companies as of December 31, 2013, 2012 and 2011 and the audited combined statements of income, stockholders’ equity and cash flows of the Acquired Companies, together with the notes thereto, for the years ended December 31, 2013, 2012 and 2011 (collectively, the “Audited Financial Statements”) together with the auditors’ reports thereon, and (ii) the unaudited combined balance sheet of the Acquired Companies as of June 30, 2014 (the “Balance Sheet Date”) and the related unaudited combined statements of income and cash flows for the six (6) month period ended June 30, 2014 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth therein, the Financial Statements have been prepared in conformity, in all material respects, with GAAP and present fairly in accordance with GAAP, in all material respects, the combined financial position, results of operations, stockholders’ equity and cash flows of the Acquired Companies, as of their respective dates and for the respective periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes, which are not material in nature and amount.

(b)     The Acquired Companies do not have any Liabilities required by GAAP to be reflected on the balance sheet (including the notes thereto) of the Acquired Companies, except for Liabilities (i) reflected or reserved against in the Interim Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date (consistent with past practice), (iii) expressly contemplated by this Agreement and (iv) that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies.

(c)     The Acquired Companies maintain systems of internal controls and procedures concerning financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s and directors’ general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements of the Acquired Companies in conformity with GAAP and maintain accountability for assets and such records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies and (iii) the recorded accountability for assets (which, for the avoidance of doubt, includes the prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Acquired Companies that could have a material effect on the Acquired Companies’ respective financial statements) is maintained at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies (as such term is defined in Regulation S-X under the Securities Act of 1933) in the Acquired Companies’ internal controls likely to adversely affect the Acquired Companies’ ability to record, process, summarize and report financial information. To the Knowledge of Sellers, since January 1, 2011, there has not been any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in its internal controls over financial reporting. None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Acquired Companies in the Acquired Companies’ financial statements.

Section 5.5    Operations Since Balance Sheet Date. Except as set forth in Schedule 5.5, from the Balance Sheet Date there have been no events, changes, circumstances, developments or occurrences which, individually or in the aggregate, have had or would reasonably be expect to have a Material Adverse Effect. Except as set forth in Schedule 5.5, since the Balance Sheet Date, the Acquired Companies have conducted their business in all material respects in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, except as set forth in Schedule 5.5, none of the Acquired Companies has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of Buyer pursuant to Section 7.4.

Section 5.6    Taxes. Except as set forth in Schedule 5.6:

(a)     All material Tax Returns required to have been filed by or on behalf of the Acquired Companies before the date hereof have been timely filed and all such Tax Returns are or will be true, correct and complete in all material respects. All material Taxes due and owing with respect to the taxable periods covered by the Tax Returns referred to in the previous sentence (whether or not shown to be due and payable on such Tax Returns), to the extent required to have been paid by the Acquired Companies, have been or will be timely paid in full. None of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of any of the Acquired Companies which waiver is currently in effect.

(b)     To the Knowledge of Sellers, no audit, investigation or other action with respect to material Taxes of any of the Acquired Companies is currently pending or the subject of written notification received by any of the Acquired Companies. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full. There are no liens on any of the assets of any Acquired Company that arose in connection with any failure (or alleged failure) to pay any Taxes, other than Permitted Encumbrances.

(c)     All material Taxes which the Acquired Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper taxing authority (whether or not shown to be due and payable on any Tax Return).

(d)     None of the Acquired Companies is or has been required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any Tax period that begins after the Closing Date (or if a Tax period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Tax period that begins immediately after the Closing Date) as a result of any (i) change in accounting method under Section 481(a) of the Code (or any similar provision of state, local or foreign Requirements of Law) for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Requirements of Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(e)     None of the Acquired Companies is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) the primary subject matter of which is Taxes pursuant to which it will have any obligation to make any payments to any Person after the Closing.

(f)     No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction.

(g)     No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any Taxes payable by Acquired Company is in effect as of the date hereof, and no Acquired Company is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any Tax Return not previously filed.

(h)     No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Acquired Companies.

(i)     As of the date hereof, there are no currently pending foreign, federal, state or local audits or examinations, and no Acquired Company has received any written notice of any such audit or examination.

(j)     No Acquired Company has distributed the stock of another Person, or has had its stock distributed by another Person, within the three-year period preceding the date of this Agreement, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k)     No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)     No Acquired Company has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) and (c)(3).

Except to the extent other representations and warranties in this Article V expressly relate to Taxes, this Section 5.6 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes, and notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 (other than the representations and warranties contained in clauses (d), (e) and (j) hereof) shall cause Sellers to be liable for any Taxes for which Sellers are not expressly liable pursuant to Section 8.1 (relating to Tax matters).

Section 5.7    Governmental Permits. Except as set forth in Schedule 5.7, each of the Acquired Companies owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body, and has submitted all material notices to all Governmental Bodies, including all authorizations under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”) and the regulations of the FDA promulgated thereunder and any other Governmental Body that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of the Products tested, manufactured or sold by the Acquired Companies, in each case that are necessary for each Acquired Company to own, lease and operate its properties or other assets and to conduct such Acquired Company’s business substantially as conducted immediately prior to the date of this Agreement (collectively, the “Governmental Permits”). Each of the Governmental Permits is valid, subsisting and in full force and effect.

Section 5.8    Real Property.

(a)     Schedule 5.8(a) sets forth  a true, complete and accurate list as of the date hereof: (i) by property or project name, city and state of all leasehold interests of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) of all leases, subleases, licenses and other Contracts for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments and supplements thereto, collectively, the “Lease Agreements”). The Acquired Companies do not own any real property and do not hold any option to acquire any real property.

(b)     Except as set forth on Schedule 5.8(b), all of the land, building, structures and other improvements used by any Acquired Company in the conduct of its business are included in the Leased Real Property.

(c)     Except as set forth on Schedule 5.8(c), (i) each lease of a Leased Real Property is valid, subsisting and in full force and effect, (ii) there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Leased Real Property, (iii) there is no Person (other than the Acquired Companies) in possession of the Leased Real Property, (iv) all improvements upon a Leased Real Property are in good condition and repair (ordinary wear and tear excepted) and sufficient in all material respects for the conduct of the business of each of the Acquired Companies, (v) there is no condemnation or other proceeding in eminent domain, pending or to the Knowledge of Sellers, threatened, affecting any portion of a Leased Real Property and (vi) to the Knowledge of Sellers, the use of the Leased Real Property by any of the Acquired Companies does not violate in any respect any restrictive covenant of record that has a material adverse effect on any of the Leased Real Property or the business of any of the Acquired Companies.

Section 5.9    Personal Property. Schedule 5.9 contains a list as of the date hereof of each lease or other Contract or right under which any of the Acquired Companies is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person as of the date of this Agreement, except those which are terminable by such Acquired Company without penalty on sixty (60) days’ or less notice or which provide for annual rental payments of less than $125,000.00 (the “Personal Property Agreements”). Each Personal Property Agreement is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies’ business in any material respect and except for Personal Property Agreements that terminate after the date hereof in accordance with their terms (other than because of a breach by an Acquired Company). None of the Acquired Companies is in or, to the Knowledge of Sellers, as of the date hereof alleged to be in, breach or default under any Personal Property Agreements other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Companies’ business in any material respect.

Section 5.10	Intellectual Property.

(a)     Schedule 5.10(a) contains a complete and accurate list as of the date hereof of all registered, issued or pending applications for Copyrights, Patent Rights and Trademarks included within the Company Intellectual Property (the “Registered Company IP”), including for each such item of Registered Company IP, (i) the owner(s) thereof and (ii) the jurisdiction in which such item of Registered Company IP has been registered or filed and the applicable application, registration, or serial or other similar identification number. The Acquired Companies, as applicable, have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered Company IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Requirements of Law. Except as disclosed in Schedule 5.10(a), an Acquired Company exclusively owns the entire right, title and interest in and to the Owned Registered Company IP, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)     To the Knowledge of Sellers, the Acquired Companies, as applicable, own, license or otherwise have sufficient rights to use, free and clear of all Encumbrances except for Permitted Encumbrances, any and all Intellectual Property material to the conduct of the businesses of the Acquired Companies as presently conducted.

(c)     Schedule 5.10(c) contains a list as of the date hereof of all Software (i) owned or purported to be owned by the Acquired Companies, or (ii) licensed to any of the Acquired Companies, in each case (i) and (ii), which is material to the conduct of the Acquired Companies’ business as conducted as of the date hereof. Except as disclosed in Schedule 5.10(c), each of the Acquired Companies owns the entire right, title and interest in and to the Software listed in Schedule 5.10(c)(i), free and clear of all Encumbrances, except for Permitted Encumbrances.

(d)     Except as disclosed in Schedule 5.10(d), to the Knowledge of Sellers (which, with respect to Registered Company IP other than Owned Registered Company IP, does not include any obligation of due inquiry): (i) all registrations for Registered Company IP are subsisting and valid and enforceable, and all applications for registration included in the Registered Company IP are pending and in good standing, all without challenge of any kind; (ii) no Person is infringing or misappropriating, or in the past has infringed or misappropriated, any of the Registered Company IP in any material respect.

(e)     Except as disclosed in Schedule 5.10(e), (i) to the Knowledge of Sellers, no infringement or misappropriation by any of the Acquired Companies of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Acquired Companies’ respective businesses between January 1, 2011 and the date hereof; and (ii) no written notice of a claim of any infringement or misappropriation of any Intellectual Property of any other Person has been received by any of the Acquired Companies in respect of the conduct of their respective businesses between January 1, 2011 and the date hereof.

(f)     Except as disclosed in Schedule 5.10(f), as of the date hereof no Proceedings are pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies that challenge the validity, enforceability, ownership, or use by any of the Acquired Companies, as applicable, of any Registered Company IP.

(g)     Each Intellectual Property Contract is and immediately after the Closing, will continue to be valid and binding on each party thereto, in accordance with its terms and is in full force and effect, and each Acquired Company that is a party thereto and, to the Knowledge of Sellers, each other party thereto has performed in all material respects all obligations required to be performed by it under such Intellectual Property Contract. From January 1, 2011 to the date hereof, none of the Acquired Companies, as applicable, has received written notice from any other party to any Intellectual Property Contract of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Intellectual Property Contract.

(h)     Each of the Acquired Companies has taken commercially reasonable measures to protect, safeguard and maintain the confidentiality of all Trade Secrets which are material to the conduct of its business.

(i)     Each of the Acquired Companies, as applicable, has since January 1, 2011 complied in all material respects with all applicable Requirements of Law and contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by any of the Acquired Companies in any manner, or to the Knowledge of Sellers, maintained by third Persons having authorized access to such information. The Acquired Companies have at all times since January 1, 2011, taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure, and, to the Knowledge of Sellers, there has been no unauthorized access to or misuse of such Personally Identifiable Information.

(j)     Each of the Acquired Companies, as applicable, implements commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and (ii) prevent the introduction of Malicious Code into Software used in the business of the Acquired Companies, including firewall protections and regular virus scans. To the Knowledge of Sellers, since January 1, 2011, no Person has gained unauthorized access to any of the Acquired Companies’ material IT Assets.

(k)     Except as disclosed in Schedule 5.10(k), all of the current and former employees, consultants, independent contractors, officers and directors of each of the Acquired Companies who have created any Owned Registered Company IP or any other material Company Intellectual Property owned or purported to be owned by any Acquired Company have executed written confidentiality and invention assignment agreements in favor of such Acquired Company.

Section 5.11    Title to Tangible Property. Except for assets disposed of in the ordinary course of business consistent with past practice, the Acquired Companies have good and valid title to each item of material equipment and other tangible personal property reflected on the Interim Financial Statements as owned by the Acquired Companies, free and clear of all Encumbrances, except for Permitted Encumbrances and except for assets disposed of after the date thereof in the ordinary course of business.

Section 5.12    No Violation or Litigation. Except as set forth in Schedule 5.12:

(a)     Since January 1, 2011, each Acquired Company has materially complied, and is in material compliance, with each Requirement of Law and Order that is applicable to any of its properties, assets, operations or business. Except as set forth on Schedule 5.12(a), since January 1, 2011, to the Knowledge of Sellers, no Acquired Company has received any written notice or communication from any Governmental Body of any actual or material non-compliance with any Requirements of Law (including for this purpose any FDA Form 483, or any similar warning letter from the FDA) that has not been cured in all material respects as of the date of this Agreement.

(b)     No Acquired Company is subject to any consent decree from any Governmental Body or corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services. No Acquired Company has received any communication from any Governmental Body or been notified since January 1, 2011 that any Product approval has been withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, each Acquired Company is in compliance in all material respects with all current applicable statutes and regulations, including (i) as to the Products, for which any new drug application, investigational new drug application or similar state or foreign regulatory application has been filed or approved, the FDCA, Section 351 of the PHSA and 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, (ii) the Controlled Substances Act of 1970, as amended and its implementing regulations, (iii) all applicable registration requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and (iv) the Physicians Payments Sunshine Act at 42 U.S.C. § 1320a-7h and 42 C.F.R. Part 403, Subpart I, and with all Orders administered or issued by the FDA. Since January 1, 2011 and prior to the date hereof, no investigational new drug application filed by or on behalf of an Acquired Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the Knowledge of Sellers, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any clinical investigation sponsored by any of the Acquired Companies.

(c)     The Acquired Companies, are in material compliance with all statutes, rules and regulations (including those pertaining to cGMP, cGLP and cGCP) of the FDA, the ICH Guidelines and any applicable foreign equivalent with respect to manufacturing, clinical research and development, marketing and sale of all of the Products. To the Knowledge of Sellers, the Acquired Companies have disclosed to Buyer all currently unresolved material product complaints and other notices or actions relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products that would reasonably be expected to result in a material recall, field correction, market withdrawal, or termination or suspension of marketing of any Products.

(d)     Since January 1, 2011, no Acquired Company has received any written communication from any Governmental Body that the FDA or any other Governmental Body has commenced, or threatened to initiate, any action to the recall, suspension or discontinuation of, any Product, nor has any Product been recalled or discontinued by any of the Acquired Companies, or subject to a field correction or public safety alert issued by the FDA relating to an alleged lack of safety, efficacy, or regulatory compliance of any such Product.

(e)     Except as set forth in Schedule 5.12(e):

(i)     there are no material Proceedings pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies;

(ii)     as of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and

(iii)     none of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of the Acquired Companies to consummate fully the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

(f)     None of the Acquired Companies has been debarred or convicted of any crime that would result in debarment with respect to any Acquired Company participating in a tender process or reimbursement scheme or exclusion from federal healthcare programs under applicable laws, including 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7 or any similar Requirements of Law, or would result in the listing of any Acquired Company in any exclusion list or program similar to the exclusion list and program maintained by the United States Department of Health and Human Services Office of Inspector General.

(g)     Since January 1, 2011, the Acquired Companies have complied in all material respects with their obligations to report accurate pricing information and data for the Products to Governmental Bodies in all material respects.

(h)     Since January 1, 2011, the Acquired Companies have complied in all material respects with, and have paid any rebates then due as required under, the Medicaid rebate law and regulations, any supplemental Medicaid rebate agreements entered into by the Acquired Companies, and any other applicable governmental rebate or discount program or agreements in all material respects.

(i)     Since January 1, 2011, the Acquired Companies have complied in all material respects with all applicable state laws that impose on the Acquired Companies marketing restrictions or marketing disclosure or price reporting requirements.

(j)     Since January 1, 2011, none of the Acquired Companies: (i) has engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, “SSA”)) under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes; or (ii) has had a civil monetary penalty assessed against it under Section 1128A of SSA, in each case, that would be material to the Acquired Companies, taken as a whole.

(k)     Each Acquired Company (i) is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other U.S. or foreign laws concerning corrupt payments applicable to such Acquired Company and (ii) since January 1, 2011, to the Knowledge of Sellers, none of the Acquired Companies has been investigated by any Governmental Body with respect to, or been given written notice by a Governmental Body of, any violation by such Acquired Company of the Foreign Corrupt Practices Act or any other U.S. or foreign laws concerning corrupt payments.

None of the representations and warranties contained in this Section 5.12 shall be deemed to relate to Tax matters (which are governed by Section 5.6), ERISA, employee benefits matters and employee relations and agreements (which are governed by Sections 5.15 and 5.16) or Environmental Matters (which are governed by Section 5.17).

Section 5.13    Contracts. Schedule 5.13 sets forth, as of the date of this Agreement, a list of all of the following Contracts to which any of the Acquired Companies is a party or by which any Acquired Company or any of its properties or assets or its business is bound as of the date of this Agreement:

(a)     any Contract which involved the payment by the Acquired Companies of more than $250,000.00 in the fiscal year ended December 31, 2013 or is reasonably expected to involve the payment of more than $250,000.00 in the fiscal year ending December 31, 2014;

(b)     any Contract which involved the payment of more than $250,000.00 to any of the Acquired Companies in the fiscal year ended December 31, 2013 or is reasonably expected to involve the payment of more than $250,000.00 in the fiscal year ending December 31, 2014;

(c)     any Contracts relating to or evidencing Indebtedness, including any mortgage, sale-leaseback agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Acquired Companies;

(d)     any license of, or other Contract (i) under which any of the Acquired Companies, as applicable, receives a license or other right to use, any Intellectual Property or Software of any third Person, which is material to the conduct of the Acquired Companies’ business as conducted as of the date hereof, (ii) under which any of the Acquired Companies, as applicable, has granted a license or right to use any Registered Company IP to any third Person which is material to the conduct of the Acquired Companies’ business as conducted as of the date hereof, as applicable, or (iii) providing for the development by any third parties of any Intellectual Property rights which are material to the conduct of the Acquired Companies’ business as conducted as of the date hereof, independently or jointly with any of the Acquired Companies, by or for any of the Acquired Companies, as applicable (collectively, the “Intellectual Property Contracts”);

(e)     any Contracts relating to the creation, formation, operation, management or control of any partnership, joint venture, limited liability company or other similar entity;

(f)     any non-competition Contract or other Contract that (i) purports to limit either the type of business in which any of the Acquired Companies may engage or the locations in which any of them may so engage in any line of business, (ii) requires the disposition of any line of business of any of the Acquired Companies or (iii) grants “most favored nation” or similar status;

(g)     any Contract related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities, purchase price payments, “earn-outs”, adjustments or other obligations that are still in effect;

(h)     any settlement agreements for material Proceedings, other than (i) releases immaterial in nature or amount entered into with former employees or current or former independent contractors in the ordinary course of business, and (ii) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which none of the Acquired Companies have any continuing obligations, liabilities or rights (excluding releases);

(i)     any Contract providing for any single capital expenditure or series of related capital expenditures pursuant to which any of the Acquired Companies has future capital expenditure obligations of $250,000.00 or more;

(j)     any Related Party Contract; and

(k)     any Contract with the customers and vendors set forth in Schedule 5.19.

Section 5.14    Status of Contracts. Except as set forth in Schedule 5.14 or in any other Schedule hereto, each of the Contracts set forth in Schedule 5.13 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Sellers, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity and except (A) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (B) for Contracts that terminate by their terms after the date hereof (other than as a result of a breach threat by the Acquired Companies). The Acquired Companies are not in or, to the Knowledge of Sellers, alleged to be in, breach or default under any of the Material Contracts, other than those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Seller and the Companies have made available to Buyer a complete and correct copy of each of the Material Contracts, including all amendments or modifications thereto.

Section 5.15	Employee Benefits.

(a)     Each Plan is listed in Schedule 5.15, and with respect to each material Plan, Sellers have made available to Buyer on the Data Site prior to the date hereof, to the extent applicable, true and complete copies of (i) such Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Body received in the last three years with respect to such Plan. No Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Acquired Company who reside or work outside the United States.

(b)     Except as set forth in Schedule 5.15(b), with respect to each Plan, (i) such Plan has been maintained and operated in all material respects in compliance with the terms of such Plan and the applicable Requirements of Law, including the Code and ERISA, (ii) no litigation or asserted or, to the Knowledge of Sellers, threatened claims against any of the Acquired Companies exist with respect to any such Plan (other than routine claims for benefits) that could reasonably be expected to result in any material Liability to any of the Acquired Companies and (iii) all material contributions or other amounts payable by any Acquired Company with respect to such Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respect in compliance with, Section 409A and the guidance issued by the Internal Revenue Service provided thereunder.

(c)     Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a current favorable Internal Revenue Service opinion letter for a prototype or volume submitter plan and, to the Knowledge of Sellers, nothing has occurred that would adversely affect the qualification or tax exemption of any such Plan, and Sellers have made available to Buyer on the Data Site a copy of each such letter. No Plan is a Multiemployer Plan or is otherwise subject to Title IV of ERISA. None of the Acquired Companies has engaged in a transaction in connection with which any Acquired Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA in an amount that could be material or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Except as set forth in Schedule 5.15(c), none of the Acquired Companies has any obligations for retiree or post-employment medical, disability, life insurance or other welfare benefits (except for continuation requirements of part 6 of Subtitle B of Title I of ERISA).

(d)     No ERISA Affiliate (including any 80% owned portfolio companies of RT Partners or its Affiliates which is an ERISA Affiliate) has, or in the last six (6) years, had incurred any liability from (i) a “single-employer” “pension plan” as defined in Section 3(2) of ERISA or “multiple employer” pension plan as a result of any “involuntary termination” under Section 4042 of ERISA or a “distress termination” under Section 4041(c) of ERISA or (ii) a withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA). In addition, no purpose of the transactions contemplated by this Agreement is for any Acquired Company or any other entity to avoid Liability arising out of Title IV of ERISA. In the last six (6) years, no ERISA Affiliate (including any 80% owned portfolio companies of RT Partners or its Affiliates which is an ERISA Affiliate) has had its assets in the control or custody of any court of the United States or of any state or of the District of Columbia.

(e)     Except as set forth in Schedule 5.15(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (1) entitle any current or former director, officer or employee of an Acquired Company to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Plan or otherwise or (2) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Acquired Company has any obligation to provide, and no Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(f)     Each Tower Option was (1) granted in compliance with all applicable Requirements of Law and all of the terms and conditions of the CorePharma Holdings, Inc. 2005 Stock Option Plan, (2) has an exercise price per Tower Share equal to or greater than the fair market value of a Tower Share on the date of such grant and (3) does not trigger any liability for the holder thereof under Section 409A of the Code. Each Lineage Option was (1) granted in compliance with all applicable Requirements of Law and all of the terms and conditions of the Lineage Therapeutics Inc. 2013 Stock Option Plan, (2) has an exercise price per Lineage Share equal to or greater than the fair market value of a Lineage Share on the date of such grant and (3) does not trigger any liability for the holder thereof under Section 409A of the Code.

Section 5.16	Employee Relations and Agreements.

(a)     None of the Acquired Companies is a party to any labor contract, collective bargaining agreement or other Contract with any labor organization, union or association.

(b)     (i) There are no labor strikes, work stoppages, slowdowns, or lockouts pending, or, to the Knowledge of Sellers, threatened, against any of the Acquired Companies; (ii) to the Knowledge of Sellers, no union or other organizational campaign is in progress with respect to the employees of any of the Acquired Companies; (iii) no Acquired Company is a party to or, to the Knowledge of Sellers, has been threatened with any material dispute with any of its employees or any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Acquired Companies; and (iv) each Acquired Company is in material compliance with all applicable Requirements of Law respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding, occupational safety and health, wrongful discharge, discrimination or retaliation or sexual harassment, and has not engaged in any unfair labor practices or similar prohibited practices. No Acquired Company has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law that remains unsatisfied.

Section 5.17    Environmental Matters. Except as set forth in Schedule 5.17:

(a)     the Acquired Companies are and, since January 1, 2011, have been in material compliance with all applicable Environmental Laws and the Acquired Companies own, hold or possess all Governmental Permits which are necessary under Environmental Laws to conduct the Acquired Companies’ business substantially as conducted as of the date hereof, and all such Governmental Permits are in full force and effect;

(b)     none of the Acquired Companies is subject to any order from or consent or settlement agreement with or, to the Knowledge of Sellers, any investigation by, any Person (including any Governmental Body) respecting (i) any Remedial Action, (ii) any claim of Losses and Expenses arising from the Release or threatened Release of a Hazardous Material into the environment or (iii) any Environmental Matter where, in each case, the obligations of such Acquired Company have not been completed in all material respects;

(c)     none of the Acquired Companies is subject to any material judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or Liability under any Environmental Law;

(d)     no property currently or, to the Knowledge of Sellers, formerly owned or operated by any of the Acquired Companies has been contaminated with any Hazardous Material under circumstances that could be reasonably be expected to result in a material liability on the part of any Acquired Company under any Environmental Law;

(e)     Sellers have made available to Buyer copies of all material environmental reports, studies, assessments or sampling data in their reasonable possession or control relating to the Acquired Companies or any of their operations; and

(f)     none of the Acquired Companies has received any written notice or claim to the effect that it is or may be liable to any Person, including any Governmental Body, with respect to any material Environmental Matter including as a result of the Release of a Hazardous Material.

The representations and warranties set forth in this Section 5.17 are Sellers’ sole and exclusive representations regarding Environmental Matters.

Section 5.18    Sufficiency of Assets. Except as set forth on Schedule 5.18 or as reflected in the Audited Financial Statements, each of the Acquired Companies has good and marketable title to, holds a valid leasehold interest in, or otherwise has the right to use, all of the properties and assets necessary and sufficient for the operation of its business as it is currently being operated in all material respects (collectively, the “Assets“), free and clear of any Encumbrances other than Permitted Encumbrances. Each of the Acquired Companies is in possession of all material books and records related to or necessary for the operation of their respective businesses, including all customer lists and records, research and development reports, environmental and other studies or reports, operating reports and records, service and warranty records, equipment and spare part logs, operating guides and manuals, financial and accounting records, regulatory filings and similar books and records, and upon consummation of the transactions contemplated hereby at the Closing, the Buyer will have access to all such books and records.

Section 5.19    Customers and Vendors. Schedule 5.19(a) sets forth a true, correct and complete list of names and addresses of the ten (10) largest customers by 2013 revenue and the ten (10) largest vendors by 2013 annual expenditure, in each case of the Acquired Companies taken as a whole, and the dollar amount of purchases or sales which each such customer or vendor represented during the fiscal year ended December 31, 2013. Except as set forth on Schedule 5.19(b) or in the ordinary course of business as of the date hereof, no such customer or vendor set forth on Schedule 5.19(a) is, to the Knowledge of Sellers (without any requirement of inquiry of any third party), planning to, or has communicated to any of the Acquired Companies any oral or written notice of the intent to, cease or substantially reduce the use or supply of products, goods or services of or to, or reduce the price it will pay for the services of any of, the Acquired Companies. Schedule 5.19(c) sets forth all finished goods or products held or owned by the Acquired Companies that have less than 12 months remaining shelf life as of the date hereof, except for SKU of an amount less than $50,000 in production costs.

Section 5.20    Insurance. Schedule 5.20 contains a true, correct and complete summary of all insurance policies or other sources of insurance coverage held by or for the benefit of any Acquired Company or otherwise providing coverage in respect of Liabilities of any Acquired Company (excluding any insurance policies related to any Plan). All such insurance policies are valid, binding and in full force and effect. To the Knowledge of Sellers, none of the Acquired Companies has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Sellers, is the termination of any such policies or binders threatened. There is no material Proceeding pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

Section 5.21    Indebtedness. Schedule 5.21 sets forth a true, correct and complete list of all Indebtedness as of the date hereof. As of the date hereof, the Acquired Companies have no outstanding Indebtedness other than as set forth on Schedule 5.21.

Section 5.22    Product Liability; Product; Recall; Inventory.

(a)     (i) To the Knowledge of Sellers, there are no defects in design, construction or manufacture of any Products which would materially adversely affect performance or create an unusual risk of injury to persons or property and (ii) there are no citations, decisions, adjudications or written statements by any Governmental Body or consent decrees stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)     Since January 1, 2011, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Products manufactured and supplied by Acquired Companies in respect of their respective businesses: (i) were manufactured in compliance with applicable Requirements of Laws; (ii) conformed to the specifications for the manufacture, storage, and handling of such Product in effect at the time of delivery thereof; (iii) were not adulterated or misbranded within the meaning of the FDCA or similar Requirements of Laws at the time of delivery thereof; and (iv) conformed to the Certificate of Analysis and Conformity supplied with the shipment of such Product.

(c)     The Sellers and the Companies have made available to Buyer copies of material complaints and notices of alleged material defect or adverse reaction with respect to the Products that have been received in writing since January 1, 2011 by the Sellers, the Acquired Companies and/or their respective Affiliates that remain unresolved.

(d)     In the twelve (12) months prior to the date of this Agreement and other than in the ordinary course of business, the Acquired Companies have not altered in any material respect their activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain, institutional or retail levels. Schedule 5.22(d) sets forth the current inventories of Products (both work-in-process and finished goods deliverable pursuant to the applicable Contract) held by the Acquired Companies as of September 30, 2014, which have all been produced in amounts that are in accordance with the terms of the Contracts relating to such Products and in the ordinary course of business. Attached to Schedule 5.22(d) are true and complete copies of the most recent twelve (12) month production forecast as of the date hereof for finished goods for each of the Products manufactured by the Acquired Companies and the related production schedule to produce such Products.

Section 5.23    Related Party Contracts. Except as set forth on Schedule 5.23(a), no Sellers, Affiliate of any Seller, officer, director or Affiliate of any of the Acquired Companies or any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with any of the Acquired Companies (other than an employment or similar Contract) or has any interest in any property used by any of the Acquired Companies. Schedule 5.23(b) sets forth a list of any Contracts (other than an employment or similar Contract) by and between any Acquired Company, on the one hand, and any Seller, Affiliate of any Seller or any officer, director, employee or family member of any Seller, on the other hand (each, a “Related Party Contract”).

Section 5.24    No Brokers. Except for the services of Credit Suisse Securities (USA) LLC, none of the Acquired Companies nor any Person acting on its behalf has paid or become obligated to pay any fee, obligation or commission, contingent or otherwise, to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.

Section 5.25    No Investments. None of the Acquired Companies has any outstanding contractual obligations to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person in excess of $1,000,000.00.

Section 5.26    No Other Representations. Except for the representations and warranties contained in this Article V, such Seller makes no representation or warranty, express or implied, regarding the Acquired Companies or their business.

Article VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As an inducement to Sellers and the Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Companies as follows:

Section 6.1    Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2    Authority of Buyer. Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer’s board of directors and do not require any further authorization, consent or other proceeding of Buyer or its stockholders. This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and, upon execution and delivery by Buyer, will represent (assuming the valid authorization, execution and delivery by the other party or parties thereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 6.3    Conflicts. Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor compliance by Buyer with, or fulfillment of, the terms, conditions and provisions hereof or thereof will:

(a)     assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.3(b), result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default under any provision of, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination, suspension or cancellation or a loss of rights or benefits under, or require the consent of any third party under, (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (iii) any Order to which Buyer is a party or by which it is bound or (iv) any Requirements of Law affecting Buyer, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(b)     require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Person, except for (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required in connection with the Taxes described in Section 8.1, and (iii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.4    No Violation or Litigation. Except as set forth in Schedule 6.4:

(a)     there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which would reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(b)     there are no Proceedings pending or, to the Knowledge of Buyer, threatened that question the legality of the transactions contemplated by this Agreement or any of Buyer Ancillary Agreements; and

(c)     Buyer is not subject to any outstanding Order that prohibits or otherwise restricts the ability of Buyer to consummate fully the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.5    Compliance with Requirements of Laws and Orders. Buyer is not in violation of, or breach of, any term or provision of any Requirements of Laws or Order applicable to Buyer or its assets, the effect of which, individually or in the aggregate, would reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to perform its obligations under this Agreement and the Buyer Ancillary Agreement or consummate the transactions contemplated hereby and thereby.

Section 6.6    Financial Capability; Financing.

(a)     As of the date of this Agreement, Buyer has delivered to the Stockholder Representative a true, correct and complete copy of the executed Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, no amendment or modification is contemplated and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded as of the date of this Agreement.

(b)     There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Debt Financing other than the Debt Commitment Letter and related fee letter (a copy of which fee letter has been provided to the Stockholder Representative in a redacted form removing only those terms related to fees payable to the Debt Financing Sources and other economic information that does not affect the conditions to availability of the Debt Financing). There are no conditions precedent or contingencies to the consummation of the Debt Financing other than those set forth in the Debt Commitment Letter.

(c)     All commitment fees or other fees in connection with the Debt Financing that are payable on or prior to the date of this Agreement have been fully paid and the Debt Commitment Letter (i) is in full force and effect, (ii) constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto; and (iii) is enforceable against it and, to the Knowledge of Buyer, each of the other parties thereto in accordance with its terms subject to applicable bankruptcy and insolvency laws and to general principles of equity.

(d)      Assuming the accuracy of the representations and warranties of Sellers set out in Article IV and the representations and warranties of the Sellers and the Acquired Companies set out in Article V and the performance by the Sellers and the Acquired Companies of their respective obligations under this Agreement, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party to the Debt Commitment Letter. Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter.

(e)     Assuming the accuracy of the representations and warranties of Sellers set out in Article IV and the representations and warranties of the Sellers and the Acquired Companies set out in Article V and the performance by the Sellers and the Acquired Companies of their respective obligations under this Agreement, as of the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price at the Closing. Notwithstanding anything to the contrary contained herein, Sellers agree that a breach of this representation and warranty shall not result in the failure of a condition precedent to their obligations under this Agreement, if (notwithstanding such breach) Buyer is willing and able to consummate the transactions contemplated by this Agreement on the Closing Date.

Section 6.7    Solvency. Assuming (i) the accuracy of the representations and warranties of each Seller and each Acquired Company set forth herein, (ii) compliance in all material respects by each Seller with its covenants and obligations set forth herein and (iii) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, or waiver of such conditions by Buyer, then immediately after giving effect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, (a) each of the Companies and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) each of the Companies and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies.

Section 6.8    Investment Intent.

(a)     Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b)     Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the officers of the Acquired Companies and Persons acting on the Acquired Companies’ and Sellers’ behalf concerning the terms and conditions of the purchase of the Shares. Buyer acknowledges that it has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risk of its participation in the transactions contemplated by this Agreement. Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of each Seller expressly and specifically set forth in Articles IV and V, as qualified by the Schedules. Buyer further acknowledges and agrees that no Seller, nor any of Affiliate of any Seller, has made any representation or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement.

Section 6.9    No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or Buyer Ancillary Agreements other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Seller and its Affiliates will have no responsibility to pay.

Section 6.10    Buyer Products. Buyer has disclosed to counsel for the Companies any pharmaceutical product under development, pending or approved, manufactured, marketed, distributed, sold, licensed or introduced into commerce by Buyer or any of its controlled Affiliates, in each case, as of October 6, 2014.

Section 6.11    No Other Representations. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer.

Article VII

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1    Access to Information. In each case subject to Buyer’s obligations under the Confidentiality Agreement, the Companies shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, attorneys and Debt Financing Sources) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Acquired Companies and shall furnish to Buyer or such authorized representatives such additional information concerning the Acquired Companies’ business as shall be reasonably requested; provided, however, that: (i) the Companies shall not be required to violate any obligation of confidentiality, Order or Requirements of Law to which any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 7.1 (provided, however, that in such event, the Companies shall, and shall cause any other applicable Acquired Company to, reasonably cooperate with Buyer to seek an appropriate remedy to permit the access contemplated hereby); provided further, however, that without the prior written consent of the Stockholder Representative, neither Buyer nor any of its officers, employees, agents or representatives shall have access to (or communicate with) any employees of the Acquired Companies other than those identified on Schedule 7.1; and (ii) without the prior written consent of the Stockholder Representative, neither Buyer nor any of its officers, employees, agents or representatives shall have access to (or communicate with) any customers of the Acquired Companies regarding the Acquired Companies, their business or the transactions contemplated by this Agreement (it being understood that the foregoing is not intended to, nor shall it, prevent Buyer or any of its officers, employees, agents or representatives from initiating or maintaining contact with any such customers in the ordinary course of business unrelated to the transactions contemplated by this Agreement). Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or any Seller, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without the Stockholder Representative’s prior written consent, which shall be in the Stockholder Representative’s sole discretion. Notwithstanding the foregoing, the obligations of the Companies pursuant to this Section 7.1 shall be subject to the right of each Company to determine, in such Company’s sole discretion, the appropriate timing of the disclosure of information it deems privileged information. No investigation by Buyer or any of its officers, employees, agents or representatives or other information received by Buyer or any of its officers, employees, agents or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement, obligation or indemnity given, made or to be performed by the Sellers or the Companies in this Agreement.

Section 7.2    Notifications. Buyer, on the one hand, and the Companies, on the other hand, shall promptly notify the other of any Proceeding (a) that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or (b) that may be threatened, brought, asserted or commenced against any of the Acquired Companies, a Seller or Buyer, as the case may be, that would have been listed in Schedule 5.12 or Schedule 6.4, as the case may be, if such Proceeding had arisen prior to the date hereof. If a party fails to notify the other party under this Section 7.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 7.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 11.1(a)(i), 11.1(b)(i) or 11.2(a)(i), as the case may be, for breach of a representation and warranty and the limits (if any) set forth in Section 11.1, as the case may be, shall apply to any such indemnification and (ii) a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX to be satisfied.

Section 7.3	Consents of Third Parties; Governmental Approvals.

(a)     During the period prior to the Closing Date, each of Buyer, on the one hand, and the Companies, on the other hand, shall act diligently and reasonably and shall, at the request of the other party, use its reasonable best efforts to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, except as set forth in Section 7.3(d), such action shall not include any requirement of any Buyer, Seller or any of their respective Affiliates (including the Acquired Companies prior to, on or after the Closing Date) to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided further, however, that, prior to the Closing, neither Buyer nor its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider or lessor of any Acquired Company, or any other third party (other than any Governmental Body) in connection with any such consent without the Stockholder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing is not intended to, nor shall it, prevent Buyer, its Affiliates or any of their respective officers, employees or authorized representatives from initiating or maintaining contact with any such customer, supplier, independent service provider or lessor of any Acquired Company in the ordinary course of business unrelated to the transactions contemplated by this Agreement.

(b)     Without limiting the generality of the foregoing, and except as set forth in Section 7.3(d), upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, on the one hand, and the Companies, on the other hand, agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary or advisable to consummate prior to the End Date the transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non-actions, waivers, consents, licenses and approvals from all Governmental Bodies and making all necessary registrations, applications and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Body (including those in connection with the HSR Act), (ii) defending any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) keeping the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Body and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (iv) permitting the other parties to review any substantive communication delivered to, and consulting with the other parties in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party), and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall (i) consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) have any substantive contact with any Governmental Body in respect of any filing or proceeding contemplated by this Section 7.3(b) unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Body, given the other party the opportunity to participate. In furtherance of the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Body whose consent or approval is sought hereunder.

(c)     Without limiting the generality of the foregoing, to the extent not filed prior to the date hereof, each of Buyer, on the one hand, and the Companies, on the other hand, shall cooperate with each other and shall use their reasonable best efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days from and after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Buyer shall pay all filing fees (including the filing fee in connection with the HSR Act filing) paid to any Governmental Body in connection with any required Governmental Approval.

(d)     Without limiting the generality of the foregoing, and subject to the proviso below in this paragraph, Buyer agrees to take any and all steps and to make any and all undertakings necessary, including pursuing and defending against any Proceedings, to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Requirements of Law, including under the HSR Act, that may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Buyer (or its subsidiaries or other Affiliates, including, following the Closing, the Acquired Companies) or otherwise taking or committing to take actions that limit Buyer’s freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer (or its subsidiaries or other Affiliates, including, following the Closing, the Acquired Companies), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that notwithstanding anything in this Agreement to the contrary (i) Buyer, its subsidiaries and other Affiliates shall not be required to take any action in connection with, or agree to, any hold separate order, sale, divestitures or disposition or license of its existing or future assets or businesses (other than the Acquired Companies) and (ii) Buyer, its subsidiaries and other Affiliates shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture or disposition or license of assets and businesses of the Acquired Companies other than relating to any Products (each, an “Included Product”) of the Acquired Companies which the Acquired Companies have forecasted to have sales of less than $80 million in the aggregate (provided that the Included Product with the greatest forecasted sales shall be excluded from such calculation), in each case in the period through and including 2019 in the Management Presentation dated August 2014 included in the Data Site as of 6:15 p.m. Eastern Time on October 8, 2014 (any action described in clause (i) and (ii), a “Burdensome Condition”). Buyer may, in accordance with the prior sentence, at its option, elect to divest its own assets or program related to a specific generic Product rather than divesting the assets or business of the Acquired Companies relating to that Product, and if it has made such an election, Buyer will not have any obligation to hold separate, sell divest, license or otherwise dispose of the Acquired Companies’ comparable Product but shall be obligated to divest, license or otherwise dispose of such Buyer assets or program, provided, that, for determining compliance under clause (ii) in the preceding sentence, the comparable product of the Acquired Companies will be deemed to have been held separate, divested, licensed or otherwise disposed. None of the Sellers, the Company nor any of their respective Affiliates or representatives shall make any offer, counter-offer, or otherwise engage in negotiations with any Governmental Body with respect to any proposed settlement, consent decree, consent order, commitment or remedy, without the express written approval of Buyer.

(e)     The Sellers and Buyer acknowledge and agree that the transactions contemplated by this Agreement will require certain filings and actions under the provisions and requirements of ISRA with respect to the Tower facilities in Middlesex, New Jersey. All costs and expenses associated with the compliance with ISRA incurred prior to the Closing shall be the sole responsibility of the Sellers. The Sellers shall use their commercially reasonable efforts to complete compliance with ISRA prior to Closing. If such compliance with ISRA cannot be reasonably completed prior to Closing, CorePharma shall file the required notice designating CorePharma as the responsible party; provided that, Buyer shall be indemnified for all costs incurred post-Closing to achieve compliance with ISRA which shall be paid out from the Escrow Fund on a dollar one basis other than costs to the extent attributable to or increased as a result of environmental impacts or Releases arising out of the post-Closing operations of CorePharma. The Sellers shall have the right to review and provide reasonable comments with respect to any post-Closing reports, property forms or other filings and the parties shall reasonably cooperate regarding the completion of all forms and the undertaking of all actions required under ISRA to effect the allocation of responsibilities under this Section 7.3(e).

(f)     Between the date hereof and the Closing Date, Buyer shall not, and shall cause its controlled Affiliates not to, acquire, or acquire any license to, any Person, property, business or assets, whether by merger, consolidation, acquisition of stock or assets or otherwise, that would cause the waiting period under the HSR Act applicable to any of the transactions contemplated by this Agreement to expire or terminate after the End Date.

(g)     This Section 7.3 shall not govern the parties’ obligations with respect to the Debt Financing (which shall be governed by Section 7.8).

Section 7.4	Operations Prior to the Closing Date.

(a)     Each of the Companies shall, and shall cause the other Acquired Companies to, (i) operate and carry on the Acquired Companies’ business in the ordinary course consistent with past practice and substantially as operated immediately prior to the date of this Agreement and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, insurance coverage, business relationships and the goodwill of Governmental Bodies and those having business relationships with it (including employees, customers, vendors, suppliers, brokers and other Persons), protect and preserve the scope, breadth and value of its assets and properties (including Intellectual Property) and retain the services of its present officers and key employees.

(b)     Without limiting the generality of Section 7.4(a), except as set forth in Schedule 7.4, as expressly contemplated by this Agreement or with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld, conditioned or delayed), (I) the Sellers shall not sell, assign, transfer or otherwise dispose of, or create any Encumbrance on, the Shares, Options and Warrants and (II) the Companies shall not, and shall cause the other Acquired Companies not to, and the Sellers shall cause each of the Acquired Companies to, other than in the ordinary course of business:

(i)     declare or pay any dividend or make any other distribution on its capital stock or Equity Interests to the Sellers;

(ii)     split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of, or redeem or repurchase, any shares of capital stock or other Equity Interest or make any other actual, constructive or deemed distribution in respect of shares of capital stock or other Equity Interest;

(iii)     make any material change in the lines of business of the Acquired Companies, except such changes as may be required to comply with any applicable Requirements of Law;

(iv)     acquire, sell, lease or dispose of any property, business or investment or any assets, except for acquisitions, sales, leases or dispositions that are less than $250,000 individually or $1,500,000 in the aggregate;

(v)     sell, lease, license, encumber, divest, cancel, abandon or allow to lapse or expire, or otherwise transfer or dispose of any Intellectual Property that is material to the business of any Acquired Company;

(vi)     enter into, terminate, materially adversely modify, amend or exercise any option to extend a Lease Agreement;

(vii)     enter into any Contract for the purchase of real property;

(viii)     enter into, amend, cancel or modify any Contract that contains any exclusivity, non-compete or most-favored nations provisions in favor of the counterparty thereto (such Contract, a “Prohibited Contract”);

(ix)     create, incur, assume or otherwise become liable, or agree to create, incur, assume or otherwise become liable, with respect to any Indebtedness, or grant any Encumbrance with respect to the assets of any of the Acquired Companies other than Indebtedness incurred in the ordinary course of business not to exceed $1,500,000;

(x)     cancel any debts or waive any claims or rights of value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, it), except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than Indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in this clause (x);

(xi)     (I) accelerate the delivery or sale of products or services or the collection of accounts receivable, (II) delay payment of accounts payable or the making of capital expenditures or (III) offer discounts on sale of products or services or premiums on purchase of supplies;

(xii)     make any capital expenditures or commitments therefor in excess of 120% of the capital expenditures budget approved by the boards of directors of the Companies, which capital expenditures budget is set forth on Schedule 7.4(b)(xii);

(xiii)     (A) grant, increase or accelerate the vesting or time of payment of the compensation or benefits (including severance, retention or bonuses) available to any employee of the Acquired Companies, other than as required by the terms of any Plan or Contract in effect as of the date of this Agreement or to comply with Requirements of Law, (B) grant any new equity-based awards or take any action to accelerate the vesting or payment of any outstanding equity-based awards or (C) enter into or forgive any loan to any employee, director or independent contractor;

(xiv)     (A) terminate the employment of any employee other than for cause, (B) hire any employee except for the hire of new employees to fill the positions of employees who terminate employment after the date of this Agreement or to fill the open positions set forth on Schedule 7.4(b)(xiv), in each case for compensation commensurate with the position or (C) enter into any collective bargaining agreement or agreement with a trade union;

(xv)     establish, adopt, amend or terminate any Plan, except as required to comply with Requirements of Law or except as reasonably determined by the Companies to avoid making any payment that, on its own or in the aggregate with other payments, could constitute a “parachute payment” under Section 280G of the Code and regulations promulgated thereunder;

(xvi)     acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)     enter, renew, terminate, materially adversely modify or amend, or grant any release or relinquishment of any material right under any Material Contract (including any Intellectual Property Contract) or enter any contract that would have been a Material Contract if in effect on the date of this Agreement;

(xix)     make any change in the accounting methods or policies of the Acquired Companies, unless such change is required by GAAP;

(xx)     fail to maintain in full force and effect its insurance policies over its properties, Assets and businesses in a form and amount consistent with past practices;

(xxi)     issue, deliver or sell any securities of any of the Acquired Companies, other than the issuance of any securities to any of the other Acquired Companies;

(xxii)     make, amend, or change any material Tax election or method of Tax accounting or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or settle or compromise any material Tax liability;

(xxiii)     enter into any settlement or compromise of any Proceeding if such settlement or compromise would involve the payment of more than $250,000, the admission of wrongdoing or culpability by any of the Acquired Companies or the imposition of any non-monetary restrictions upon any Acquired Company;

(xxiv)     enter into, amend, modify or terminate any Related Party Contract;

(xxv)     amend the Organizational Documents of the Acquired Companies; or

(xxvi)     agree to do any of the foregoing.

Section 7.5    Termination of Related Party Contracts. The Sellers shall, and shall cause their respective Affiliates and the Acquired Companies, as applicable to, take such action (which is reasonably satisfactory to Buyer) as may be necessary such that, as of the Closing, the Related Party Contracts set forth on Schedule 7.5 shall be terminated and of no further continued force or effect. Prior to the Closing, Sellers shall cause any Liability of any Acquired Company to the Seller, its Affiliates (other than the Acquired Companies) or their respective shareholders and members, or any receivable from an Acquired Company to Seller, its Affiliate (other than the Acquired Companies) or their respective shareholders and members to be satisfied or otherwise eliminated in full.

Section 7.6    Lineage Preferred Shares. Immediately prior to the Closing, Tower shall cause Amedra to waive its right to receive any payments to which it may be entitled pursuant to the amended and restated certificate of incorporation of Lineage in connection with the consummation of the sale of the Lineage Shares to Buyer contemplated by this Agreement. For the avoidance of doubt, immediately following the Closing the Lineage Preferred Shares shall remain outstanding and held of record and beneficially by Amedra.

Section 7.7    Benefits.

(a)     To extent the Companies or Buyer determine it is reasonably necessary to take such actions, each Company shall have used its reasonable best efforts to obtain prior to the initiation of the requisite shareholder approval procedure under Section 7.7(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Buyer, from each Person whom such Company and/or Buyer reasonably believe is, with respect to such Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 7.7(b), and whom such Company and/or Buyer reasonably believe might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and such Company shall have delivered each such Parachute Payment Waiver that it obtains to Buyer on or before the Closing Date.

(b)     To extent the Companies or Buyer determine it is reasonably necessary to take such actions, each Company shall use its reasonable best efforts to obtain the approval by such number of shareholders of such Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 7.7(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. To extent the Companies or Buyer determines it is reasonably necessary to take such actions as described above, each Company shall forward to Buyer, and allow Buyer to review and comment upon, prior to submission to the shareholders of such Company, copies of all material documents prepared for purposes of complying with this provision and shall consider any such comments in good faith.

(c)     This Agreement is not intended by the parties to, and nothing in this Agreement, whether express or implied, shall, (i) constitute an amendment to or modification of any Plan or any other employee benefit plan, program, policy, agreement or arrangement, (ii) create any obligation of the parties hereto with respect to any employee benefit plan, program, policy, agreement or arrangement of the Acquired Companies or any of their Affiliates, (iii) prevent Buyer or the Acquired Companies or any of their respective Affiliates from amending or terminating any Plan in accordance with their terms, or (iv) confer on any employee of the Acquired Companies or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

Section 7.8	Financing.

(a)     Buyer hereby acknowledges that the receipt of the Debt Financing (or any alternative financing) is not a condition to their obligations to consummate the transactions contemplated by this Agreement. Buyer acknowledges that the failure to consummate the Closing because they have not obtained the Debt Financing would be a willful and material breach of this Agreement. Buyer shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the “flex” provisions) as promptly as reasonably practicable on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the applicable Debt Commitment Letter pursuant to its terms, (ii) comply with its obligations under the applicable Debt Commitment Letter and any definitive agreements relating thereto (the “Debt Financing Documents”), (iii) negotiate and (subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.3) enter into the applicable Debt Financing Documents on a timely basis on terms and conditions (including the flex provisions) contained therein or otherwise not less favorable to Buyer in the aggregate that those contained in the applicable Debt Commitment Letter or Alternative Debt Commitment Letter, (iv) satisfy on a timely basis all conditions applicable to Buyer in the applicable Debt Financing Documents that are within its control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied is a direct result of the failure by the Companies or the Sellers to furnish information required to be delivered pursuant to Section 7.8(c) or otherwise comply with their respective obligations hereunder), (v) enforce all of its rights under or with respect to the applicable Debt Financing Documents and (vi) consummate the applicable Debt Financing at or prior to the Closing Date. Buyer shall keep the Stockholder Representative and the Companies informed on a reasonable basis and in reasonable detail, upon request, of the status of its efforts to arrange the Debt Financing (including providing, upon request, the Stockholder Representative and the Companies with copies of all definitive agreements related to the Debt Financing). Buyer shall give the Stockholder Representative and the Companies prompt notice upon having knowledge of any material breach by any party of any of the Debt Financing Documents or any termination of any of the Debt Financing Documents or any event, circumstance or development that makes the consummation of the Debt Financing materially less likely to occur. Other than as set forth in Section 7.8(b), Buyer shall not, without the prior written consent of the Stockholder Representative, amend, modify, supplement or waive any of the terms of the Debt Commitment Letter or the Debt Financing Documents or any other provision of, or remedies under, the Debt Financing Documents, in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) reducing the aggregate amount of Debt Financing to an amount below the amount required to consummate the transactions contemplated by this Agreement, (B) making the funding of the Debt Financing less likely to occur, (C) amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing (including imposing additional conditions or contingencies) in a manner that could have the effect of preventing, impeding, adversely affecting the likelihood of or delaying the Closing, (D) adversely affecting Buyer’s rights against the lenders party to the Debt Commitment Letter on the date hereof or (E) adversely affecting the ability of Buyer to consummate the transactions contemplated by this Agreement prior to the End Date; provided that, subject to the foregoing, the Debt Commitment Letter may be amended to include additional commitment parties thereto, it being understood and agreed that the Debt Commitment Letter may be amended to include the Persons previously identified by Buyer to the Sellers. Anything to the contrary herein notwithstanding, in no event will Buyer be under any obligation to disclose any information that is subject to any applicable legal privilege (including the attorney-client privilege).

(b)     If all or any portion of the Debt Financing becomes unavailable, Buyer shall use its reasonable best efforts to arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources, in an amount sufficient, when added to available cash and marketable securities, available lines of credit or other sources of immediately available funds, and any portion of the Debt Financing that is available, to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement (“Alternative Debt Financing”), including obtaining a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for such financing on terms not less favorable, (as reasonably determined by Buyer), in the aggregate, to Buyer than the terms contained in the Debt Commitment Letter on the date hereof and with lenders reasonably satisfactory to Buyer. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.

(c)     Prior to the Closing, each of the Companies shall, and shall cause the Companies’ Subsidiaries to, use its and their respective commercially reasonable efforts, and to use its and their commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives (collectively, the “Advisors”) to use their respective commercially reasonable efforts to provide all reasonable customary cooperation in connection with the arrangement, syndication and consummation of the Debt Financing or any permitted replacement, amendment or modification thereof or any Alternative Debt Financing for the transactions contemplated by this Agreement (collectively, the “Available Financing”), including providing information regarding the Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that is requested by Buyer at least five (5) Business Days prior to the Closing Date and using commercially reasonable efforts to: (i) participate in a reasonable number of meetings (including one-on-one meetings or conference calls with the parties acting as agents or arrangers for, and prospective lenders of, the Debt Financing, and senior management and the employees, investment bankers, attorneys, accountants and other Advisors of the Companies), lender presentations, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies and other syndication activities, in each case that are customary for financings of a type similar to the Available Financing; (ii) furnish Buyer and the Debt Financing Sources, as promptly as reasonably practicable, with the financial statements set forth in item 4 on Exhibit C of the Debt Commitment Letter; (iii) assist Buyer and its Debt Financing Sources in the preparation of (A) any syndication documents and materials, including information memoranda, lender presentations and other marketing documents customarily used to arrange financing similar to the Available Financing (collectively, the “Marketing Documentation”); and (B) materials for rating agency presentations; (v) furnish Buyer and the Debt Financing Sources with customary authorization letters with respect to the presence or absence of material non-public information and accuracy of the information contained therein to be included in the Marketing Documentation and cooperate with the marketing efforts of Buyer and the Debt Financing Sources for any portion of the Available Financing; (v) assist in the negotiation of and assisting in the preparation of any credit or other agreements, pledge or security documents, or other certificates or documents, and the respective schedules and exhibits thereto, in connection with the Available Financing; (vi) cooperate with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Available Financing; (vii) assist Buyer in obtaining surveys and title insurance as reasonably requested by Buyer provided, however, there shall be no obligation to deliver an indemnity to obtain a non-imputation endorsement; (viii) facilitate the obtaining of (A) audit reports and consents of accountants and auditors with respect to financial statements and other financial information for the Companies for inclusion in any Marketing Documentation and (B) pay-off letters, control agreement releases, intellectual property security agreement releases, mortgage releases, hedge terminations, lien terminations and other similar terminations or releases, in each case as reasonably requested by Buyer and customary for financings similar to the Available Financing; (ix) otherwise reasonably facilitate the granting of a security interest (and perfection thereof) in collateral (including assisting with the drafting of disclosure schedules and perfection certificates and providing original copies of all certificated securities with transfer powers executed in blank); and (x) provide financial statements (including monthly financial statements) in the form and to the extent provided internally to senior management of the Companies as promptly as practicable (but in no event less than five (5) Business Days) after providing such financial statements internally to senior management of the Companies; provided, that none of the Sellers or the Companies shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Financing that would be effective prior to the Closing; and provided, further, that the effectiveness of any documentation (other than customary authorization and representation letters) executed by any Company with respect thereto shall be subject to the consummation of the Closing. The Companies shall not be required to take any action hereunder that unreasonably interferes with the operation of their business. Any information provided to Buyer or any other Person pursuant to this Section 7.8(c) shall be subject to the Confidentiality Agreement. Between the date hereof and the Closing Date, if to the Knowledge of Sellers any information specifically provided by any of the Acquired Companies to Buyer in connection with the Debt Financing (which, for the avoidance of doubt, shall not include the Schedules or any projections, forecasts or forward-looking information) contains any misstatement of any material fact, the Companies shall use commercially reasonable efforts to provide to Buyer such information as may be necessary to correct such information. Buyer acknowledges and agrees that none of the Sellers nor any Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, or incur any liability to any person under or in connection with, the arrangement of the Debt Financing or any Alternative Debt Financing that Buyer may raise in connection with the transactions contemplated by this Agreement, and that Buyer shall indemnify and hold harmless the Stockholder Representative, the Sellers, the Companies and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all Losses suffered or incurred by them solely and directly in connection with the arrangement of the Debt Financing or any Alternative Debt Financing and any information utilized in connection therewith (other than (i) information provided by the Sellers or the Companies expressly for use in connection therewith or (ii) to the extent arising from the willful misconduct, gross negligence, fraud or bad faith of any of the Sellers or the Companies). Buyer shall, and shall cause its Affiliates to, promptly, upon written request, reimburse the Companies for all reasonable and documented out-of-pocket costs or expenses incurred by the Companies in connection with providing financing cooperation provided for assistance requested by Buyer pursuant to this Section 7.8(c). The Companies hereby consent to the use of their logos in connection with the Available Financing; provided that such logos are used solely in a manner that does not violate any existing contractual obligation of the Companies and does not harm or disparage the Companies or their Subsidiaries. Notwithstanding anything to the contrary, the condition set forth in Section 9.3(b), as it applies to the obligations of the Acquired Companies under this Section 7.8(c), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the willful and material breach by the Companies of their obligations under this Section 7.8(c).

Section 7.9    Refinancing Indebtedness. The Acquired Companies shall use commercially reasonable efforts to deliver to Buyer at least five (5) Business Days prior to the Closing Date, copies of payoff letters (the “Refinancing Indebtedness Letters”), in form reasonably acceptable to Buyer, providing for the satisfaction and discharge of all amounts due arising out of, and the termination of all obligations with respect to, the Indebtedness of the Acquired Companies, and the release of all guarantees, Encumbrances and other security over the Equity Interests, properties and assets of the Acquired Companies securing all such obligations.

Section 7.10     Production. From the date of this Agreement until the Closing, the Companies shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts to, except in the ordinary course of business, produce such Products, and to order materials to produce such Products, that are consistent in all material respects with the forecasts and schedules provided in Schedule 5.22(d) (or any subsequent forecast and related schedule made in accordance with the terms of any applicable Contract). The Companies shall use commercially reasonable efforts not to, and shall cause the other Acquired Companies to use commercially reasonable efforts not to, adjust such production or raw material purchases, except as required by the terms of such Contracts or in the ordinary course of business.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.1	Tax Matters.

(a)     Liability for Taxes.

(i)     Sellers shall be liable for and pay, and each Seller (jointly and severally and pro rata in accordance with their Aggregate Percentage Interests) agrees to indemnify and hold harmless each Buyer Group Member from and against, (x) any and all Taxes and associated Losses imposed on any of the Acquired Companies for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (y) any and all Taxes and associated Losses imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, as a result of being or having been a member of any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code but taking into account the provisions of Section 1504(c) of the Code, as relevant) that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included any of the Acquired Companies (a “Company Group”) (including Taxes for which any of the Acquired Companies may be liable pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or foreign law as a result of being or having been a member of a Company Group); provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (A) any Taxes shown as a liability or reserve on the Closing Date Balance Sheet and included in Closing Date Working Capital, (B) any Taxes imposed on any of the Acquired Companies or for which any of the Acquired Companies may otherwise be liable as a result of non-ordinary course transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing, and (C) any Taxes that result from any actual or deemed election by Buyer or an Affiliate of Buyer under Section 338 of the Code or any similar provisions of U.S. state, local or non U.S. law as a result of the purchase of the Shares (Taxes described in this proviso, hereinafter “Excluded Taxes”). Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and which Taxes are indemnifiable pursuant to this Section 8.1(a) other than refunds taken into account as an asset in Closing Date Working Capital; provided, however, that any refund created by a Transaction Tax Deduction paid to Seller hereunder shall reduce dollar-for-dollar the $5 million limitation in Section 8.1(a)(vi). Upon the request of the Stockholder Representative, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds or credits to which Sellers are entitled pursuant to the preceding sentence. Buyer shall inform the Stockholder Representative promptly after the end of each calendar year as to whether such refund or credit is, or with the taking of action would be, available.

(ii)     Buyer shall be liable for and pay, and shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes.

(iii)     For purposes of Sections 8.1(a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies or with respect to the Shares for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that (x) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (y) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(iv)     Notwithstanding anything herein to the contrary, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers.

(v)     “Transaction Tax Deductions” means any and all U.S. federal and state income tax deductions (if any) related to (A) any bonuses paid on or prior to the Closing Date to any employee of the Companies or their Subsidiaries in connection with the transactions contemplated hereby, (B) expenses with respect to Indebtedness being paid in connection with the Closing, (C) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and the Stockholder Representative incurred by the Companies in connection with the transactions contemplated hereby, (D) the transactions contemplated by Section 2.5, (E) any disbursement of all or any portion of the Escrow Fund to Sellers in accordance with the Escrow Agreement and (F) any disbursement of all or any portion of the Expense Reserve to Sellers in accordance with Section 12.5. Transaction Tax Deductions shall be claimed in a taxable year or period (or portion of any Straddle Period) ending on or prior to the Closing Date to the extent consistent with the Tax Standard. To the extent Transaction Tax Deductions are not fully utilized in such period, the applicable Company shall elect to carry back any items of loss, deduction or credit from any Transaction Tax Deduction to prior taxable years to the extent consistent with the Tax Standard.

(vi)     To the extent any Transaction Tax Deduction results in a reduction of the federal or state income, or similar Taxes of the Acquired Companies, Buyer, any Affiliate of or successor to any of the foregoing, or any member of a consolidated, combined, unitary or similar group of which any of the foregoing is a member (collectively, the “Buyer Tax Group”) for any taxable year including the Closing Date and the subsequent three (3) taxable years (each such reduction, a “Tax Reduction”), then Buyer shall pay to Sellers, pro rata in accordance with their Aggregate Percentage Interests, an amount equal to such Tax Reduction promptly after filing the Tax Return applicable to such taxable year; provided, however, that Buyer’s liability to pay Sellers in respect of Tax Reductions under this Section 8.1(a)(vi)(A) shall not exceed $5 million in the aggregate. For purposes of this Section 8.1(a)(vi)(A), the amount of any Tax Reduction shall be determined only after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes (other than Transaction Tax Deductions)) of the Buyer Tax Group. Buyer shall claim, and shall cause the other members of the Buyer Tax Group to claim, a deduction or similar Tax item with respect to a Transaction Tax Deduction in good faith in accordance with the internal policies of, and consistent with the tax accounting methods established with the relevant Tax authorities by, the Buyer Tax Group for claiming deductions with respect to comparable items of the Buyer Tax Group (or if no comparable items exist, if such position is “more likely than not” to be accepted) (the foregoing, the “Tax Standard”). Payment of any Tax Reduction shall be made promptly after filing the Tax Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs or is claimed, without interest of any kind. Upon reasonable request of Stockholder Representative, Buyer shall inform Stockholder Representative of the amount of Transaction Tax Deductions used in the most recently filed Tax Return, and the basis for its determination of that amount. Nothing in this Section 8.1(a)(vi) shall require the Buyer to disclose any Tax information it reasonably considers to be confidential.

(b)     Tax Returns.

(i)     Buyer shall timely file, or cause to be timely filed, when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies after the Closing Date, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date and any Straddle Period (x) such Tax Returns shall be filed in a manner reasonably consistent with past practice and Section 8.1(a)(v) and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Sellers are liable or deferring deductions to periods for which Buyer is liable) to the extent permitted by applicable law and (y) such Tax Returns with respect to any Taxable year or period ending on or prior to or including the Closing Date shall be submitted to the Stockholder Representative not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Stockholder Representative, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (x) of this sentence. Sellers, on the one hand, or Buyer, on the other hand, shall pay the other party for the Taxes for which Sellers or Buyer, respectively, are or is liable pursuant to Section 8.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes.

(ii)     None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) make or change any Tax election, file in any jurisdiction not previously filed in, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return or other filing in respect of Taxes relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Stockholder Representative, unless any such action shall not have any adverse Tax consequence to the Sellers or unless Buyer shall indemnify and hold harmless the Sellers from any increased Tax liability resulting therefrom.

(c)     Contest Provisions.

(i)     Buyer shall promptly notify the Stockholder Representative in writing upon receipt by Buyer, any of its Affiliates or any of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Sellers may be liable pursuant to this Section 8.1; provided, however, that the failure to give notice as provided in this Section 8.1(c)(i) shall not affect Buyer’s right to indemnification under this Agreement except to the extent Sellers shall have been prejudiced by such failure.

(ii)     The Stockholder Representative shall have the sole right to represent the Acquired Companies’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Sellers may be liable pursuant to this Section 8.1, and to employ counsel of its choice at its expense. In the case of a Straddle Period, the Stockholder Representative shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date. None of Buyer, any of its Affiliates or any of the Acquired Companies may settle any Tax claim for any Taxes for which Sellers may be liable pursuant to Section 8.1(a), without the prior written consent of the Stockholder Representative.

(d)     Assistance and Cooperation. After the Closing Date, the Stockholder Representative (on behalf of Sellers) and Buyer shall (and shall cause their respective Affiliates to):

(i)     assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii)     cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;

(iii)     make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;

(iv)     provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Section 8.1;

(v)     furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi)     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iv) (relating to sales, transfer and similar Taxes); and

(vii)     timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

Section 8.2	Director and Officer Liability and Indemnification.

(a)     Buyer shall, and shall cause the Acquired Companies to, for a period of six (6) years after the Closing Date, take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, partners, members, managers or employees of any of the Acquired Companies (or their respective predecessors), as provided in (i) the Organizational Documents of any of the Acquired Companies in effect on the date hereof or (ii) any Contract providing for indemnification by any of the Acquired Companies of any such Person in effect on the date hereof to which a Seller or any of the Acquired Companies is a party, shall survive the Closing and continue in full force and effect and be honored by the Acquired Companies after the Closing.

(b)     On or prior to the Closing Date, Sellers shall, or shall cause the Companies to, in each case, at Sellers’ sole expense, arrange for and/or maintain an irrevocable “directors and officers” tail insurance policy that provides coverage for six (6) years following the Closing Date on terms identical to existing coverage maintained by the Acquired Companies. Buyer and its Affiliates shall maintain and not amend or cancel such insurance policy during such six (6) year period.

(c)     Buyer hereby agrees and acknowledges that this Section 8.2 shall be binding on Buyer’s successors and assigns.

Section 8.3     Maintenance of Existence. For a period of five (5) years after the Closing Date, a Seller who is identified on Schedule 8.3 and is not a natural person (i) shall do all things necessary to maintain its due organization, valid existence and good standing in all of the jurisdictions in which it transacts business, (ii) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization and (iii) shall not render itself insolvent, and GP shall cause each such Seller to take or not take any of the foregoing actions to maintain compliance with this Section 8.3; provided that in the event any action described in clause (ii) is to be taken, prior to the effectuation of such actions such Seller shall be permitted to take such action if it substitutes an entity reasonably acceptable to Buyer to assume its obligations hereunder and such substitute entity executes a written agreement reasonably acceptable to Buyer with respect to the assumption of such obligations. GP is a limited liability company that has been duly formed and is validly existing under the laws of the State of Delaware. GP has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by GP and represents (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) the legal, valid and binding obligation of GP, enforceable against GP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 8.4     No Further Rights, etc. Each of the Optionholders and Warrantholders acknowledges and agrees that, subject to the full payment by Buyer of the amounts required by Section 3.2(a) (and in the case of the Tower Warrantholders, the Tower Dividend Payment), (a) their Options and/or Warrants, as applicable, shall be cancelled pursuant to Section 2.5 and Section 2.6, respectively and (b) upon and immediately after the Closing, no such Options or Warrants will be outstanding. Each of the Sellers acknowledges and agrees that, subject to the full payment by Buyer of the amounts required by Section 3.2(a) (and in the case of the Tower Warrantholders, the Tower Dividend Payment), except as expressly set forth in this Agreement or in any Seller Ancillary Agreement, such Seller shall have no further claims or causes of actions, in contract, tort or otherwise, or rights, including any rights to any dividends, distributions or similar matters, with respect to its Shares, Options and/or Warrants, as applicable, under this Agreement or under any Contract (including, for the avoidance of doubt, under any Organizational Documents of any of the Acquired Companies) against the Buyer or any of the Acquired Companies or any of their respective Affiliates (regardless of whether or not the Stockholder Representative complies with its obligations hereunder or under any other Contract) and hereby irrevocably waives any and all such claims and causes of actions and any rights, including any breach or defaults in respect of such Shares, Options and/or Warrants by either Tower or Lineage.

Section 8.5     401(k) Plans. If requested in writing by Buyer at least ten (10) Business Days prior to the Closing, the Companies shall use reasonable best efforts to take (or cause to be taken) all actions reasonably determined by Buyer to be necessary or appropriate to terminate, effective immediately prior to the Closing, any Plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

Section 8.6     Financial Statements. The Companies shall, and shall cause the other Acquired Companies to, at Buyer’s sole expense, use commercially reasonable efforts to cooperate with Buyer or its Affiliates to provide Buyer with financial statements and financial information for the Acquired Companies (including audited financial statements accompanied by the unqualified report of the Acquired Companies’ independent accountants, interim financial statements, and financial information necessary for the preparation of pro forma financial statements), prepared in accordance with GAAP and prepared in all material respects in accordance with Regulation S-X under the Securities Act of 1933, as amended, necessary for Buyer to prepare and file reports required to be filed by Buyer or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 8.7    Warrant Shares. Notwithstanding anything to the contrary in any Warrant, each of the Warrantholders hereby acknowledges and agrees that:

(a)     the number of shares subject to such Warrantholder’s Warrants set forth opposite such Warrantholder’s name on Schedule 4.2(a) are all of the Shares subject to such Warrantholder’s Warrants, and such Warrantholder is not entitled to the issuance of any additional Shares in respect of such Warrantholder’s Warrants;

(b)      each Tower Warrantholder is entitled to receive the amount of dividends set forth opposite such Tower Warrantholder’s name on Schedule 8.7 in respect of dividends payable by Tower prior to the date hereof (such amount with respect to such Tower Warrantholder, a “Tower Dividend Payment”), and that the amount of such Tower Dividend Payment shall be payable to such Warrantholder at the Closing by Buyer on behalf of Tower; and

(c)     upon receipt of the Tower Dividend Payment, such Tower Warrantholder hereby waives (i) any right to receive any additional dividend payments in respect of any Tower Warrant or Tower Shares to the extent of any such dividends declared or payable prior to the date hereof and (ii) any breach or default in respect of such Warrants prior to the date hereof by either Tower or Lineage, as the case may be.

Article IX

CONDITIONS PRECEDENT

Section 9.1    Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Sellers to consummate the Closing is subject to the satisfaction (or waiver by Buyer and Sellers, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)     HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)     No Restraint or Proceeding. No court or other Governmental Body having jurisdiction over Buyer, a Seller or any of the Acquired Companies shall have issued or enacted any Requirement of Law (excluding any reference to stock exchange rules contained in the definition therein) or any Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining or prohibiting the Closing.

Section 9.2    Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Stockholder Representative (on behalf of Sellers), to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Buyer contained in Article VI shall be true and correct at and as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except for those representations and warranties made expressly as of a particular date, which shall be true and correct as of such date), except for such failures of the representations and warranties contained in Article VI to be true and correct which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)     Closing Certificate. There shall have been delivered to the Stockholder Representative (on behalf of Sellers) a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

(d)     Buyer’s Closing Deliverables. Buyer shall have delivered to the Stockholder Representative (on behalf of Sellers) each of the items set forth in Section 3.3.

Section 9.3    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Requirements of Law) on or before the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Sellers and the Companies contained in Articles IV and V (other than the Fundamental Representations and Warranties and representations and warranties contained in the first sentence of Section 5.5 (Operations Since Balance Sheet Date)), respectively, when read without any exception or qualification for materiality, Material Adverse Effect or similar qualifications set forth therein, shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except for those representations and warranties made expressly as of a particular date, which shall be true and correct as of such date), except for such failures of the representations and warranties contained in Articles IV and V to be so true and correct which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) the Fundamental Representations and Warranties (other than the representations and warranties contained Section 5.1(h)) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except for those representations and warranties made expressly as of a particular date, which shall be true and correct in all material respects as of such date) and (iii) the representations and warranties set forth in Section 5.1(h) and the first sentence of Section 5.5 (Operations Since Balance Sheet Date) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except for those representations and warranties made expressly as of a particular date, which shall be true and correct as of such date).

(b)     Performance. The covenants and obligations that the Sellers or the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.

(c)     Burdensome Condition. The applicable waiting period under the HSR Act shall have expired or been terminated without the imposition of any Burdensome Condition.

(d)     Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of each Company by a duly authorized officer of such Company, confirming the satisfaction of the conditions set forth in Sections 9.3(a) and 9.3(b).

(e)     Sellers’ Closing Deliverables. The Stockholder Representative (on behalf of Sellers) shall have delivered to Buyer each of the items set forth in Section 3.4.

Section 9.4    Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.3(b).

Article X

Termination

Section 10.1    Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:

(a)     by mutual written consent of the Stockholder Representative and Buyer;

(b)     on or after the End Date, by the Stockholder Representative, on the one hand, or Buyer, on the other hand, by written notice to the other party, if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)     by the Stockholder Representative by written notice to Buyer if Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that causes the condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied on or prior to the End Date and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by the Companies;

(d)     by Buyer by written notice to the Stockholder Representative if any Seller or any Company has breached, or caused the breach of, its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would cause the condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied on or prior to the End Date and such breach has not been cured within thirty (30) days following written notification thereof to the Companies by Buyer; or

(e)     by either the Stockholder Representative, on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.

Section 10.2    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other party(ies) to this Agreement, or in the case of Sellers, to the Companies.

Section 10.3    Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in the first sentence Section 7.8(a) this Section 10.3, Section 13.1, Section 13.3, Section 13.4, Section 13.9, Section 13.16 and Article XI, and except that such termination shall not relieve any party of any liability or any damages for any willful and intentional breach of this Agreement or fraud prior to such termination. The failure of a party to consummate the Closing at the time required by Section 3.1 is agreed to be a willful and intentional breach of this Agreement.

Article XI

INDEMNIFICATION

Section 11.1    Indemnification by Sellers.

(a)     Subject to the limitations set forth in this Article XI, from and after the Closing, each Seller (severally and not jointly) agrees to indemnify and hold harmless each Buyer Group Member and Buyer’s representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses and Expenses incurred by such Buyer Indemnified Party in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of such Seller contained in Article IV or any representation or warranty at and as of the date hereof and the Closing Date would be inaccurate (other than representations and warranties that speak as of a specific date or period) or (ii) any breach by such Seller of, or the failure by such Seller to perform, any of such Seller’s respective covenants or obligations contained in this Agreement in their capacity as a Seller (other than the covenants set forth in Section 8.1).

(b)     Subject to the limitations set forth in this Article XI, from and after the Closing, the Sellers jointly and severally in accordance with their respective Aggregate Percentage Interests agree to indemnify and hold harmless each Buyer Indemnified Party from and against any and all Losses and Expenses incurred by such Buyer Indemnified Party in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation contained in Article V or any certificate delivered by or on behalf of the Companies pursuant to this Agreement, at and as of the date hereof and the Closing Date, except in each case, for those representations and warranties that address matters only as of an earlier specified date, the accuracy of which shall be determined as of such earlier specified date, (ii) any breach by any of the Companies of, or the failure by any of the Companies to perform, any of the covenants or obligations contained in this Agreement required to be complied with and/or performed by such Company prior to the Closing with respect to the conduct of such Company, (iii) any breach of, or failure to perform any of, the covenants of the Sellers set forth in Section 8.1, (iv) pursuant to Section 7.3(e) and (v) the Specified Matter; provided, however, that Sellers shall be required to indemnify and hold harmless Buyer Indemnified Parties under this Section 11.1(b) with respect to Losses and Expenses incurred by such Buyer Indemnified Parties only to the extent that:

(x)     with respect to Section 11.1(b)(i) only, the amount of such Losses and Expenses suffered by Buyer Indemnified Parties related to each individual claim or series of related claims exceeds $75,000.00 (it being understood that such amount shall be a deductible for which Sellers shall bear no indemnification responsibility);

(y)     with respect to Section 11.1(b)(i) only, the aggregate amount of such Losses and Expenses exceeds the Deductible (it being understood that the Deductible shall be a deductible for which Sellers shall bear no indemnification responsibility); and

(z)     the aggregate amount required to be paid by Sellers pursuant to Section 11.1(b) shall not exceed the Cap;

provided further, however, that, (i) the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer Indemnified Parties in respect of (A) any breach or inaccuracy of the Fundamental Representations and Warranties, (B) any breach of, or the failure to perform, any covenants or obligations set forth in Section 8.1 or Section 7.4, (C) fraud by any Seller or, prior to the Closing, any Company or (D) any indemnification pursuant to Section 7.3(e) and (ii) the foregoing clauses (x) and (y) shall not apply with respect to Losses and Expenses incurred by Buyer Indemnified Parties in respect of any indemnification for the Specified Matter; provided, that in each case the provisions of Section 11.1(f) shall continue to apply. Notwithstanding anything contained in this Agreement to the contrary, immediately following the first shipment of the Specified Products after the date hereof, the foregoing clauses (x) and (y) (in each case without giving effect to “with respect to Section 11.1(b)(i) only” in such clauses) shall apply with respect to Losses and Expenses incurred by Buyer Indemnified Parties in respect of any indemnification for the Specified Matter only with respect to such shipment and any shipments thereafter.

(c)     The indemnification provided for in Section 11.1(b)(i) and 11.1(b)(v) shall terminate on the fifteen (15) month anniversary of the Closing Date; provided, that the indemnification provided for in Section 11.1(b)(i) as it relates to the breach or inaccuracy of the representations and warranties set forth in Section 5.15 (Employee Benefits) and Section 5.17 (Environmental Matters) shall terminate upon the three-year anniversary of the Closing Date; provided, further, that (i) the indemnification provided for in Section 11.1(b)(i) as it relates to the breach or inaccuracy of the representations and warranties set forth in (x) the Fundamental Representations and Warranties shall terminate upon the later of (1) the date five years after the Closing Date and (2) the expiration of the applicable statute of limitations period applicable to the matters covered thereby and (y) Section 5.6 (Taxes) shall terminate sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby) and (ii) the indemnification provided for in Sections 11.1(b)(ii), 11.1(b)(iii) and 11.1(b)(iv) shall upon the later of (1) the date five years after the Closing Date and (2) the expiration of the applicable statute of limitations period applicable to the matters covered thereby (but with respect to Section 8.1 and the Specified Matter, sixty (60) days after the expiration of the statute of limitations period applicable to the matters covered thereby), and no claims shall be made by any Buyer Indemnified Party under Section 11.1(b) thereafter, except that the indemnification by Sellers shall continue as to any Losses or Expenses with respect to which any Buyer Indemnified Party has validly delivered a Claim Notice to the Stockholder Representative in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(c), as to which the obligation of Sellers shall continue solely with respect to the specific matters in such Claim Notice until the liability of Sellers shall have been determined pursuant to this Article XI, and Sellers shall have reimbursed all Buyer Indemnified Parties for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

(d)     No claims for Losses and Expenses for which Buyer Indemnified Parties are determined to be entitled to indemnification pursuant to Section 11.1(a) shall be satisfied and paid from the Escrow Fund.

(e)     All claims for Losses and Expenses for which Buyer Indemnified Parties are determined to be entitled to indemnification pursuant to Section 11.1(b) shall be satisfied and exclusively paid from the Indemnity Escrow pursuant to the terms of the Escrow Agreement, except for such claims made in respect of (i) any breach or inaccuracy of any of the Fundamental Representations and Warranties, (ii) any breach of, or failure to perform, any covenants or obligations of the Sellers set forth in Section 7.4 or Section 8.1, (iii) fraud by any Seller or, prior to the Closing, any Company or (iv) any indemnification pursuant to Section 7.3(e), which claims shall be paid first from the Indemnity Escrow pursuant to the terms of the Escrow Agreement and then pro rata by the Sellers in accordance with their respective Aggregate Percentage Interests. All claims for Losses and Expenses for which Buyer Indemnified Parties are determined to be entitled to indemnification pursuant to Section 11.1(b) that are paid from the Indemnity Escrow shall be automatically allocated pro rata among the Sellers in accordance with their respective Aggregate Percentage Interests.

(f)     Notwithstanding anything contained in this Agreement to the contrary, (except for claims made in respect of fraud by any Seller), from and after the Closing Date, the maximum aggregate liability of (i) the Sellers pursuant to this Article XI shall not exceed the aggregate net Purchase Price actually received by all Sellers, and (ii) any Seller pursuant to this Article XI shall not exceed the net Purchase Price actually received by such Seller (it being understood and agreed that, for the avoidance of doubt, the maximum aggregate liability of any Seller pursuant to this Article XI shall not exceed the net Purchase Price actually received by such Seller except for claims made in respect of fraud by such Seller).

(g)     For purposes of determining whether there has been any breach or inaccuracy in respect of any representation or warranty of the Sellers and the Companies pursuant to Section 11.1, and for purposes of calculating the amount of Losses and Expenses to which a Buyer Indemnified Party is entitled as a result of any such breach or inaccuracy, such representation or warranty shall not be deemed qualified or limited by any concept of “material”, “materially”, “materiality”, “material adverse effect”, “Material Adverse Effect” or other similar materiality qualification or limitation except in the case of the first sentence of Section 5.5 and Section 5.13.

Section 11.2	Indemnification by Buyer.

(a)     Subject to the limitations set forth in this Article XI, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)     any facts or circumstance that constitute an inaccuracy, misrepresentation, false certification or breach of any representations and warranties contained in Article VI or any certificate delivered by or on behalf of Buyer pursuant to this Agreement, at and as of the date hereof and at or as of the Closing Date, except in each case, for those representations and warranties that address matters only as of an earlier specified date, the accuracy of which shall be determined as of such earlier specified date; and

(ii)     any breach of, default in or failure to perform by Buyer any of its covenants or obligations contained in this Agreement; provided, however, that Buyer shall be required to indemnify and hold harmless each Seller Group Member under Section 11.2(a) with respect to Losses and Expenses incurred by such Seller Group Member only to the extent that:

(x)     with respect to Section 11.2(a)(i), the amount of such Losses and Expenses suffered by each Seller Group Member related to each individual claim or series of related claims exceeds $75,000.00 (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility);

(y)     with respect to Section 11.2(a)(i), the aggregate amount of such Losses and Expenses exceeds the Deductible (it being understood that the Deductible shall be a deductible for which Buyer shall bear no indemnification responsibility); and

(z)     the aggregate amount required to be paid by Buyer pursuant to this Section 11.2(a) shall not exceed the Cap.

(b)     (i) The indemnification provided for in Section 11.2(a)(i) shall terminate on the fifteen (15) month anniversary of the Closing Date; provided, that the indemnification provided for in Section 11.2(a)(i) as it relates to those representations and warranties contained in Section 6.1 (Organization of Buyer), Section 6.2 (Authority of Buyer) and Section 6.9 (No Brokers) shall terminate upon the later of (1) the date five years after the Closing Date and (2) the expiration of the applicable statute of limitations period applicable to the matters covered thereby and (ii) the indemnification provided for in Section 11.2(a)(ii) shall terminate upon the later of (1) the date five years after the Closing Date and (2) the expiration of the applicable statute of limitations period applicable to the matters covered thereby, and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter, except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to the Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article XI.

Section 11.3	Direct Claims.

(a)     Other than with respect to a Third Person Claim, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure.

(b)     After the timely delivery of any Claim Notice pursuant to Section 11.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.4	Third Person Claims.

(a)     Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within fifteen (15) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of such Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to such Third Person Claim (a “Third Person Claim Notice”). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of such Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure. The Indemnitor shall have fifteen (15) Business Days (or such lesser number of days as set forth in the Third Person Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Third Person Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Person Claim.

(b)     In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with such Third Person Claim; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal or regulatory Proceeding, (ii) based on the advice of outside legal counsel to the Indemnified Party, a conflict (including the availability of different or additional defenses) exists between the Indemnified Party and the Indemnitor in connection with such Third Person Claim or conduct of claim by the Indemnitor would compromise any legal privilege or similar doctrine with respect to the Indemnified Party or any of its Affiliates or (iii) the Third Person Claim primarily seeks (x) an injunction against the Indemnified Party or (y) where the Indemnified Party is a Buyer Indemnified Party, equitable relief requiring the taking of action or the refraining from taking actions by the Buyer. The Indemnified Party agrees to cooperate fully and in good faith with the Indemnitor in connection with the defense, negotiation or settlement of any Third Person Claim. To the extent the Indemnitor elects not to defend such Third Person Claim by written notice to the Indemnified Party, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.4 to pay for only one firm of counsel for all Indemnified Parties in addition to any local counsel who may need to be retained. The Indemnitor shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Person Claim on a basis that would not include an unconditional release of the Indemnified Party and would (i) exceed the balance of the Indemnitor’s indemnity obligations hereunder if the Indemnified Party is a Seller Group Member, or exceed the Indemnity Escrow, if the Indemnified Party is a Buyer Indemnified Party, (ii) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) result in a finding or admission of a violation of Requirements of Laws or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iv) impose ongoing obligations on the Indemnified Party following the date of such settlement or compromise.

(c)     If the Indemnitor (i) elects not to defend the Indemnified Party against a Third Person Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Person Claim, fails to take reasonable steps necessary to defend diligently such Third Person Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnitor has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Person Claim shall not be adversely affected by assuming the defense of such Third Person Claim. The Indemnified Party shall not settle a Third Person Claim seeking money damages without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

(d)     Subject to Section 11.4(e), the Indemnified Party and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Person Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall constitute Losses.

(e)     The Indemnified Party and the Indemnitor shall use reasonable best efforts to avoid production or other disclosure of confidential information (consistent with applicable Requirements of Laws), and to cause all communications among employees, counsel and others representing any party to a Third Person Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)     To the extent of any inconsistency between this Section 11.4 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.5	Determination of Indemnification Amounts.

(a)     Without limiting the effect of any other limitation contained in this Article XI, Losses and Expenses recoverable under this Article XI shall be reduced by an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto. The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principle.

(b)     Any indemnification payment under this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price.

(c)     In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the reasonable expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter; provided that no Indemnified Party shall be required to seek or collect such recoveries prior to being entitled to indemnification hereunder.

(d)     Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(e)     Sellers shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 11.1 to the extent the matter in question was actually taken into account in the computation of the Purchase Price pursuant to Section 2.3 and Section 2.4.

(f)     In connection with the matters covered by this Article XI, no holder of any Equity Interest of the Sellers or the Acquired Companies shall have (i) any right to indemnity or contribution from the Acquired Companies or (ii) any right of subrogation against the Acquired Companies with respect to any indemnification of the Buyer Indemnified Party by reason of any indemnification provided in Section 11.1, it being agreed and acknowledged that the representations, warranties, covenants and agreements of the Acquired Companies herein are solely for the benefit of the Buyer and Buyer Indemnified Parties.

(g)     The representation, warranties and covenants of the Indemnitor, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article IX.

Section 11.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, each Seller, on the one hand, and Buyer, on the other hand, acknowledges and agrees that, from and after the Closing, except in the case of fraud and except for the equitable remedies expressly contemplated in Section 13.14, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Indemnified Party or Seller Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article XI. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. In furtherance of the foregoing, without waiving the express provisions of this Agreement, including the indemnification provisions set forth in this Article XI, (a) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnified Party may have against any Seller or its respective Affiliates or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (b) the Sellers hereby waive, from and after the Closing Date, any and all rights, claims and causes of action any Seller Group Member may have against Buyer or its Affiliates or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns.

Section 11.7     Applicable Survival Period. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Article XI is shorter or longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced or extended to the shortened or lengthened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article XI for the assertion of claims under this Agreement are the result of arms-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Article XII

STOCKHOLDER REPRESENTATIVE

Section 12.1    Appointment of Stockholder Representative.

(a)     Each Seller hereby irrevocably constitutes and appoints RT Partners as the representative of Sellers (the “Stockholder Representative”) to act as such Seller’s true and lawful attorney-in-fact and agent and authorizes the Stockholder Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including as follows:

(i)     to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 12.1 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii)     to take any and all action on behalf of Sellers from time to time as the Stockholder Representative may deem necessary or desirable to make or enter into any consent, waiver, amendment, agreement, certificate or other document contemplated hereunder, except to the extent any such consent, waiver, amendment or agreement would (A) except in the case of any claims made in respect of fraud by such Seller, cause any Seller’s maximum aggregate liability pursuant to this Agreement to exceed the aggregate net Purchase Price actually received by such Seller or (B) disproportionately adversely affect the rights or obligations of any class of Sellers without similarly affecting the rights of all Sellers;

(iii)     to terminate this Agreement on behalf of Sellers;

(iv)     to deliver on behalf of Sellers all notices required to be delivered by Sellers;

(v)     to receive on behalf of Sellers all notices required to be delivered to Sellers;

(vi)     to seek on behalf of Sellers indemnification from Buyer under Article XI, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto; and

(vii)     to execute the Escrow Agreement and any other Seller Ancillary Agreement on behalf of Sellers and make all decisions required or allowed to be made by the Stockholder Representative pursuant to the provisions thereof (including the right to defend, settle, compromise or take any other action on behalf of Sellers with respect to any matter for which any Buyer Indemnified Party seeks indemnification under Article XI, except in the case of any claim for indemnification under Section 11.1(a) the Stockholder Representative shall not settle or compromise any such claim without the prior written consent of the applicable Seller).

(b)     Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as to fully effect all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that the Stockholder Representative may lawfully do or cause to be done by virtue hereof. Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Stockholder Representative of any waiver, amendment, agreement, certificate or other documents executed by the Stockholder Representative pursuant to this Agreement, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents itself. After the Closing, the Stockholder Representative shall have no authority or power to act on behalf of any party to this Agreement, other than the Sellers.

Section 12.2    Actions by Sellers. Each Seller agrees that, notwithstanding Section 12.1, at the request of the Stockholder Representative, such Seller shall take all actions necessary or appropriate to consummate the transactions contemplated hereby (including delivery of such Seller’s Shares and acceptance of the Purchase Price therefor) individually on such Seller’s own behalf, and delivery of any other documents required of Sellers pursuant to the terms hereof.

Section 12.3    Liability of Stockholder Representative. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Stockholder Representative shall not be liable to any Seller for any action taken or omitted by it hereunder or under any other document contemplated hereby, or in connection therewith, except that the Stockholder Representative shall not be relieved of any liability imposed by Requirements of Law for gross negligence or willful misconduct. The Stockholder Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to which payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each Seller acknowledges and agrees that the Stockholder Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Stockholder Representative deems appropriate in its sole discretion. Each Seller further agrees to indemnify and hold the Stockholder Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Stockholder Representative, except for any liability imposed by Requirements of Law for gross negligence or willful misconduct.

Section 12.4    Reliance by Buyer. Each Seller agrees that Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, RT Partners purporting to act as the Stockholder Representative under or pursuant to this Agreement or any Seller Ancillary Agreement or in connection with any of the transactions contemplated by this Agreement or any Seller Ancillary Agreement has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Seller agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer alleging that RT Partners did not have the authority to act as the Stockholder Representative on behalf of Sellers in connection with any such action, omission or execution. For the avoidance of doubt, the provisions of this Article XII shall in no way impose any obligations on Buyer or any of its Affiliates. In particular, notwithstanding any notice received by Buyer or its Affiliates to the contrary, Buyer and its Affiliates shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no Liability to any Seller with respect to actions, decisions or determinations of the Stockholder Representative. Buyer and its Affiliates shall be entitled to assume that all actions, decisions and determinations of the Stockholder Representative are fully authorized. No modification or revocation of the power of attorney granted by Sellers herein to RT Partners to serve as the Stockholder Representative shall be effective as against Buyer until Buyer has received a document signed by each Seller effecting said modification or revocation.

Section 12.5    Expense Reserve. Each Seller hereby acknowledges and agrees that $2,000,000 (the “Expense Reserve”) shall be withheld and paid directly to an account maintained by the Stockholder Representative (or a financial institution selected by the Stockholder Representative) as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Stockholder Representative in connection with this Agreement. Any balance of the Expense Reserve not utilized for such purposes shall be paid, when deemed appropriate by the Stockholder Representative in its sole discretion, to Sellers in accordance with their Aggregate Percentage Interests by the Stockholder Representative. In the event that the Expense Reserve shall be insufficient to satisfy the fees and expenses of, and other amounts payable by, the Stockholder Representative, and in the event there are any remaining funds in the Indemnity Escrow finally determined to be distributed to Sellers immediately prior to the final distribution from the Indemnity Escrow to Sellers pursuant to the terms of this Agreement and the Escrow Agreement, the Stockholder Representative shall be entitled to recover any such expenses from the Indemnity Escrow to the extent of such funds prior to such distribution of funds to Sellers. The Stockholder Representative shall also be entitled to recover any remaining expenses or other amounts directly from Sellers, and, for the avoidance of doubt, the Stockholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement.

Article XIII

GENERAL PROVISIONS

Section 13.1    Confidential Nature of Information. The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof and following the Closing. From the Closing Date until the sixth (6th) anniversary thereof, Seller shall, and shall cause its Subsidiaries and shall use reasonable efforts to cause its other Affiliates and each of their representatives to, treat as confidential and shall safeguard any and all information, know-how, knowledge and data (other than historical financial reporting information and information owned or controlled by Seller after the Closing) relating to the Acquired Companies (the “Acquired Confidential Information”), in each case in their respective possession by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, know-how, knowledge and data as Seller and its Affiliates used with respect thereto prior to the date hereof. From the Closing Date until the sixth (6th) anniversary thereof, Buyer and the Acquired Companies shall, and shall cause each of their representatives to, treat as confidential and shall safeguard any and all information, know-how, knowledge and data (other than historical financial reporting information) relating to Seller’s business (other than business of the Acquired Companies) (the “Retained Confidential Information”) in their respective possession by using the same degree of care, but not less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, know-how, knowledge and data as Buyer uses with respect to the Acquired Confidential Information. Prior to the sixth (6th) anniversary of the Closing Date, the parties agree that each of them and their respective Subsidiaries and representatives may only disclose, in the case of Seller and its Affiliates, Acquired Confidential Information or, in the case of Buyer and its Affiliates, Retained Confidential Information, as the case may be, (i) to the extent counsel to such Person advises that disclosure is required to comply with Requirements of Law (provided that such party shall provide prior written notice to Seller or Buyer, as applicable, of such disclosure, unless prohibited by Requirements of Law, as promptly as practical and shall seek to limit any such disclosure and to protect from public disclosure by way of a protective order or otherwise, in each case, to the extent permitted by Requirements of Law), and (ii) to its representatives who reasonably need to know such information for purposes of this Agreement or any agreement ancillary hereto (provided that each party shall instruct any such representative to keep such information confidential in accordance with this Agreement). In no event shall Seller use, or permit any other Person to use, the Acquired Confidential Information for any purpose other than as expressly contemplated under this Agreement or any agreement ancillary hereto. In no event shall Buyer use, or permit any other Person to use, the Retained Confidential Information for any purpose other than as expressly contemplated under this Agreement or any agreement ancillary hereto. The parties acknowledge that the confidentiality obligations set forth in this Section 13.1 shall not extend to information, knowledge and data that (x) is or becomes publicly available through no act or omission of a party owing a confidentiality obligation imposed by this Section 13.1 in respect of such information, knowledge and data (a “Receiving Party”), (y) is or becomes available to a Receiving Party on a non-confidential basis from a source other than the party to which such information, knowledge and data relates; provided, that the source of such information, knowledge and data was not known to the Receiving Party to be bound by confidentiality obligations to the party to which such information, knowledge and data relates, or (z) the Receiving Party can establish that it independently developed such information, knowledge and data without reference to information, knowledge and data provided to such Receiving Party in connection with the transactions contemplated hereby and, in the case of Seller, its Affiliates and each of their representatives, without reference to any Acquired Confidential Information. Notwithstanding anything to the contrary herein, the obligations set forth in this Section 13.1 with respect to Acquired Confidential Information that constitute Trade Secrets included in the Company Intellectual Property shall survive in perpetuity, subject to the exceptions set forth in clauses (x), (y) and (z) in the prior sentence.

Section 13.2    No Public Announcement. Upon the execution of this Agreement, each of the Buyer, RT Partners, RT Investors and the Companies shall mutually agree on an initial joint press release (the “Initial Press Release”) with respect to the transactions contemplated by this Agreement and which references the identity of the Buyer, RT Partners, RT Investors and the Companies. Neither Buyer, on the one hand, nor Sellers and the Companies, on the other hand, shall, without the prior written consent of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 13.3    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile (with immediate confirmation) or sent by an internationally recognized overnight courier service, addressed as follows:

if to Buyer, to:

Impax Laboratories, Inc.

Attention:  General Counsel

31047 Genstar Road

Hayward, CA  94544

Facsimile:  (510) 240-6096

Email: MSchlossberg@impaxlabs.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:      Francis J. Aquila and Krishna Veeraraghavan

Facsimile:     (212) 291-9004 / (212) 291-9519

Email: aquilaf@sullcrom.com / veeraraghavank@sullcrom.com

if to the Stockholder Representative (on behalf of itself or any Seller) or to the Companies, to:

RoundTable Healthcare Partners II, L.P.
272 East Deerpath Road, Suite #350
Lake Forest, Illinois 60045
Attention: David J. Koo and Andrew B. Hochman
Facsimile: (847) 482-9215
E-mail: Dkoo@roundtablehp.com and ahochman@roundtablehp.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris E. Abbinante and Scott R. Williams
Facsimile: (312) 853-7036
E-mail: cabbinante@sidley.com and swilliams@sidley.com

or to such other Person or address or facsimile number as such party may indicate by written notice delivered to the other parties hereto.

Section 13.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may transfer this Agreement or assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement, except that the Buyer may assign any or all its rights and obligations under this Agreement to any of its wholly owned Subsidiaries so long as such wholly owned Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided that no such assignment shall release the Buyer from any liability or obligation under this Agreement. Notwithstanding the foregoing, Buyer or any Subsidiary of Buyer may assign this Agreement and its rights hereunder to any of the financing sources of Buyer (including the lenders pursuant to the terms of the Debt Financing Documents to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing or any Alternative Debt Financing). In addition, the Debt Financing Sources are intended third party beneficiaries of, and may enforce, this Section 13.4, Section 13.6 and Section 13.16(b).

Section 13.5    Access to Records after Closing. Subject to Section 13.1, for a period of six (6) years after the Closing Date, the Stockholder Representative and its representatives shall have reasonable access to all of the books and records of the Acquired Companies relating to any period prior to the Closing and reasonably related to the Relevant Matters to the extent that such access may reasonably be required by the Stockholder Representative (on its own behalf or on behalf of any other Seller) only in connection with the preparation of Tax Returns or other documents related to Tax matters (the “Relevant Matters”), subject to any applicable Requirements of Laws; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or any Acquired Company is subject or to waive any privilege (including the attorney-client privilege) which any of them may possess in discharging its obligations pursuant to this Section 13.5; provided, further, that such access shall not unreasonably interfere with the business or operations of the Buyer or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Buyer or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by the Buyer, the Stockholder Representative and its representatives, as applicable, shall enter into a customary joint defense agreement with any one or more of the Buyer and its Affiliates with respect to any information to be provided to the Stockholder Representative and its representatives pursuant to this Section 13.5. The Stockholder Representative shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5. If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Buyer shall, prior to such disposition, give the Stockholder Representative a reasonable opportunity, at the Stockholder Representative’s expense, to segregate and remove such books and records relating to any period prior to the Closing and reasonably related to such matters set forth above.

Section 13.6    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Stockholder Representative (on behalf of Sellers). Notwithstanding anything to the contrary set forth in this Section 13.6, none of Section 13.4 or Section 13.16(b) or this sentence may be modified or amended in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source (and any such consent of a Debt Financing Source, to the extent given, shall be effective with respect to such Debt Financing Source and with respect to each of its Affiliates and Persons constituting a Debt Financing Source due to its relationship with such Debt Financing Source). The Debt Financing Sources are intended third party beneficiaries of this Section 13.6.

Section 13.7    Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent on the face of such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 13.8    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.

Section 13.9    Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

Section 13.10    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.11    Execution in Counterparts. This Agreement may be executed in counterparts (including via fax or .pdf), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers, the Companies and Buyer.

Section 13.12    Further Assurances. Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, the transactions contemplated by this Agreement by the End Date, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 13.13    Disclaimer of Warranties. Neither Sellers nor the Companies make any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND EACH SELLER AND EACH COMPANY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SELLER OR COMPANY MAKES ANY (A) REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (B) ANY IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that no Seller nor any of their respective representatives or Affiliates (including the Acquired Companies) or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Sellers or any of their respective representatives or Affiliates (including the Acquired Companies) to Buyer or any other information which is not included in this Agreement or the Schedules, and no Seller nor any of its respective representatives or Affiliates (including the Acquired Companies) or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer or any Affiliate of Buyer or any of its agents, consultants, accountants, counsel or other representatives. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

Section 13.14	Enforcement.

(a)     Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer, Sellers or the Companies were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 10.1, Buyer, each Seller and each Company, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto, as applicable, and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Buyer, each Seller and each Company hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.

(b)     Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Each of the parties hereto further agrees that the seeking of the remedies pursuant to Section 13.14(a) shall not constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.

Section 13.15    Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may be enforced only against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Sellers may be made only against, Sellers (or, with respect to Section 8.3, GP), (ii) none of any Seller’s Affiliates (except, with respect to Section 8.3, GP) or such Seller’s (in the case of any such Seller which is not a natural person) or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees or representatives (collectively, the “Seller Related Parties”) shall have any liability for any liabilities of the parties hereto for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Buyer shall have no rights of recovery in respect of this Agreement against any Seller Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of a Seller against any Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.

Section 13.16	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in all respects, including as to validity, interpretation and effect, in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of New York. By the execution and delivery of this Agreement, Buyer, Sellers and the Companies irrevocably submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)     Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. The Debt Financing Sources are intended third party beneficiaries of this Section 13.16(b).

Section 13.17	Certain Matters Regarding Representation of the Companies and Certain Sellers.

(a)     Sidley Austin LLP (“Sidley”) has acted as counsel for the Companies, RT Partners and RT Investors (the “Clients”) in connection with this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Engagement”) and in that connection not as counsel for any other Person, including Buyer or its Affiliates. Only the Clients shall be considered clients of Sidley in the Transaction Engagement. The parties hereto acknowledge the community of interest between the Clients and certain Sellers which are not Clients in light of the fact that Sellers hold all of the equity of the Companies. Accordingly, notwithstanding that the Clients are or were clients in the Transaction Engagement, upon and after the Closing, all communications between Sellers, the Stockholder Representative or the Companies and Sidley in the course of the Transaction Engagement shall be deemed to be attorney-client confidences for which the attorney-client privilege and the expectation of client confidence belong solely to and shall be controlled solely by Sellers and the Stockholder Representative and not the Companies. Buyer shall not have access to any such communications, or to the files of Sidley relating to the Transaction Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, notwithstanding that the Companies are or were clients in the Transaction Engagement, upon and after the Closing, (i) Sellers and the Stockholder Representative shall be the sole holders of the attorney-client privilege and control thereof with respect to communications between Sellers, the Stockholder Representative or the Companies and Sidley relating to the Transaction Engagement, to the extent such privilege exists, and none of the Companies, Buyer or any of their respective Affiliates shall be a holder of such attorney-client privilege or control thereof, (ii) to the extent that files of Sidley in respect of the Transaction Engagement constitute property of the Clients, including the Companies, only the Sellers or the Stockholder Representative shall hold such property rights, and (iii) Sidley shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies, Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sidley and the Companies or otherwise.

(b)     If Sellers or the Stockholder Representative so desire, and without the need for any consent or waiver by the Companies or Buyer, Sidley shall be permitted to represent Sellers or the Stockholder Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements or any disagreement or dispute relating thereto arising after the Closing. Without limiting the generality of the foregoing sentence, after the Closing, Sidley shall be permitted to represent Sellers or the Stockholder Representative, any of their Affiliates or representatives, or any one or more of them, in connection with any negotiation, transaction or dispute (whereas “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Companies or any of their Affiliates or representatives under or relating to this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, any transaction contemplated by this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements, and any related matter, such as claims for indemnification and disputes involving non-solicitation or other agreements entered into in connection with this Agreement, the Buyer Ancillary Agreements or the Seller Ancillary Agreements.

(c)     Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with Sidley, unless Sidley is specifically engaged in writing by any Company to represent such Company after the Closing and either such engagement involves no conflict of interest with respect to Sellers or the Stockholder Representative or Sellers or the Stockholder Representative, as applicable, consent in writing at the time to such engagement. Any such representation of any Company by Sidley after the Closing shall not affect the provisions of this Section 13.17(c). For example, and not by way of limitation, even if Sidley is representing any Company after the Closing, Sidley shall be permitted simultaneously to represent Sellers or the Stockholder Representative in any matter, including any disagreement or dispute relating thereto.

(d)     Sellers (on behalf of themselves and the Companies), the Stockholder Representative and Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by Sidley permitted hereunder.

Section 13.18	Waiver of First Refusal Rights.

(a)     Each of the Tower Sellers hereby waives any right of first refusal, dissenter’s rights, appraisal rights or similar rights it may have to purchase any Tower Shares from Sellers pursuant to (i) that certain Amended and Restated Stockholders’ Agreement, dated as of October 2, 2012, among Tower, RT Partners, RT Investors and the other Tower Sellers party thereto, or (ii) that certain Security Holders’ Agreement, dated as of August 4, 2005, among Tower, RT Partners, RT Investors and the other Tower Sellers party thereto, and in each case consents to the sale of the Tower Shares by the Tower Sellers to Buyer.

(b)     Each of the Lineage Sellers hereby waives any right of first refusal, dissenter’s rights, appraisal rights or similar rights it may have to purchase any Lineage Shares from Sellers pursuant to (i) that certain Stockholders’ Agreement, dated as of June 7, 2013, among Lineage, RT Partners, RT Investors and the other Lineage Sellers party thereto, or (ii) that certain Security Holders’ Agreement, dated as of June 7, 2013, among Lineage, RT Partners, RT Investors and the other Lineage Sellers party thereto, and in each case consents to the sale of the Lineage Shares by the Lineage Sellers to Buyer.

Section 13.19      Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Companies and each Seller (on behalf of itself and each Seller Related Party) agrees that it shall not have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. In addition, in no event will any Debt Financing Source be liable to the Companies or the Sellers for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TOWER HOLDINGS, INC. By: /s/ Christopher J. Worrell Name: Christopher J. Worrell Title: Chief Executive Officer
LINEAGE THERAPEUTICS INC. By: /s/ Christopher J. Worrell Name: Christopher J. Worrell Title: President & Chief Executive Officer

Signature Page to Stock Purchase Agreement

ROUNDTABLE HEALTHCARE PARTNERS II, L.P.

By: RoundTable Healthcare Management II, L.P., its general partner

By: RoundTable Healthcare Management II, LLC, its general partner

By: /s/ David J. Koo
Name: David J. Koo
Title: Authorized Signatory

ROUNDTABLE HEALTHCARE INVESTORS II, L.P.

By: RoundTable Healthcare Management II, L.P., its general partner

By: RoundTable Healthcare Management II, LLC, its general partner

By: /s/ David J. Koo
Name: David J. Koo
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement

/s/ Vimala D. Bhagat
Vimala D. Bhagat

Signature Page to Stock Purchase Agreement

/s/ Ranjan V. Dhaduk
Ranjan V. Dhaduk

Signature Page to Stock Purchase Agreement

/s/ Rasila J. Dhaduk
Rasila J. Dhaduk

Signature Page to Stock Purchase Agreement

/s/ Mukteeshwar Gande
Mukteeshwar Gande

Signature Page to Stock Purchase Agreement

/s/ Rasik Gondalia
Rasik Gondalia

Signature Page to Stock Purchase Agreement

/s/ Madhu Kothapalli
Madhu Kothapalli

Signature Page to Stock Purchase Agreement

/s/ Christopher Worrell
Christopher Worrell

Signature Page to Stock Purchase Agreement

/s/ Gregory P. Young
Gregory P. Young

Signature Page to Stock Purchase Agreement

/s/ John Johnsen
John Johnsen

Signature Page to Stock Purchase Agreement

/s/ Donald Allen
Donald Allen

Signature Page to Stock Purchase Agreement

/s/ Gary Budney
Gary Budney

Signature Page to Stock Purchase Agreement

/s/ Ernest De Paolantonio
Ernest De Paolantonio

Signature Page to Stock Purchase Agreement

/s/ Sherri Leonard
Sherri Leonard

Signature Page to Stock Purchase Agreement

/s/ Janet Penner
Janet Penner

Signature Page to Stock Purchase Agreement

/s/ Prakash Kulkarni
Prakash Kulkarni

Signature Page to Stock Purchase Agreement

/s/ Vishal Gupta
Vishal Gupta

Signature Page to Stock Purchase Agreement

R.B. DeBaun Family Trust, Jane M. DeBaun, Trustee

By: /s/ Jane M. DeBaun
Name: Jane M. DeBaun
Its: Trustee

Signature Page to Stock Purchase Agreement

/s/ John McConachie
John McConachie

Signature Page to Stock Purchase Agreement

/s/ David Risk
David Risk

Signature Page to Stock Purchase Agreement

/s/ John E. Mottole
John E. Mottole

Signature Page to Stock Purchase Agreement

/s/ Greg Baumli
Greg Baumli

Signature Page to Stock Purchase Agreement

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC as Investment Adviser

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: Managing Director

Signature Page to Stock Purchase Agreement

C.M. LIFE INSURANCE COMPANY
By: Babson Capital Management LLC as Investment Adviser

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: Managing Director

Signature Page to Stock Purchase Agreement

TOWER SQUARE CAPITAL PARTNERS, L.P.

By: Babson Capital Management LLC as Investment Manager

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: Managing Director

Signature Page to Stock Purchase Agreement

TSCP SELECTIVE, L.P.

By: Babson Capital Management LLC as Investment Manager

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: Managing Director

Signature Page to Stock Purchase Agreement

BABSON CAPITAL CORPORATE INVESTORS

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: President

Signature Page to Stock Purchase Agreement

BABSON CAPITAL PARTICIPATION INVESTORS

By: /s/ Michael L. Klofas
Name: Michael L. Klofas
Its: President

Signature Page to Stock Purchase Agreement

NATIONAL CITY EQUITY PARTNERS, LLC

By: /s/ Steve Pattison
Name: Steve Pattison
Its: Managing Director

Signature Page to Stock Purchase Agreement

196 INVESTORS, LLC
By: RDV Corporation Its: Manager

By: /s/ Robert H. Schierbeek
Name: Robert H. Schierbeek
Its: Chief Operating Officer

Signature Page to Stock Purchase Agreement

ROUNDTABLE HEALTHCARE MANAGEMENT II, LLC (solely with respect to Section 8.3) By: /s/ David J. Koo Name: David J. Koo Title: Senior Partner

Signature Page to Stock Purchase Agreement

IMPAX LABORATORIES, INC. By: /s/ Fred Wilkinson Name: Fred Wilkinson Title: President & CEO

Signature Page to Stock Purchase Agreement